Exhibit 10.1

EXECUTION VERSION

TWO-YEAR TERM CREDIT AGREEMENT

dated as of November 25, 2025,

among

OVINTIV CANADA ULC,

as Borrower

OVINTIV INC.,

as Parent

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH

as Administrative Agent,

and

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

MORGAN STANLEY SENIOR FUNDING, INC.,

CANADIAN IMPERIAL BANK OF COMMERCE,

CITIBANK, N.A., CANADIAN BRANCH,

RBC CAPITAL MARKETS1

and

TD SECURITIES,

as Joint Lead Arrangers and Bookrunners

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

BANK OF AMERICA, N.A., CANADA BRANCH,

BANK OF MONTREAL,

NATIONAL BANK OF CANADA,

PNC BANK CANADA BRANCH,

THE BANK OF NOVA SCOTIA

and

WELLS FARGO BANK, N.A.,

as Documentation Agents

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

Schedule I	Commitments

Exhibits:

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Guarantor Subsidiary Joinder

Exhibit D-1	Form of U.S. Tax Compliance Certificate (For Lenders That Are Not A United States Person And That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2	Form of U.S. Tax Compliance Certificate (For Participants That Are Not A United States Person And That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3	Form of U.S. Tax Compliance Certificate (For Participants That Are Not A United States Person And That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4	Form of U.S. Tax Compliance Certificate (For Lenders That Are Not A United States Person And That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E	Form of Solvency Certificate

TWO-YEAR TERM CREDIT AGREEMENT dated as of November 25, 2025, among OVINTIV CANADA ULC, a British Columbia unlimited liability company, OVINTIV INC., a Delaware corporation, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent, and the LENDERS party hereto.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement (unless stated otherwise), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition by the Borrower of all the issued and outstanding equity interests in the Target not already owned by the Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Arrangement Agreement dated as of November 4, 2025, by and among the Parent, the Borrower and the Target, together with all exhibits, schedules, appendices and other attachments thereto.

“Acquisition Agreement Representations” has the meaning specified in Section 3.02(a)(ix).

“Adjusted Daily Simple CORRA” means an interest rate per annum equal to (a) the Daily Simple CORRA plus (b) 0.29547% per annum; provided that if the Adjusted Daily Simple CORRA as so determined would be less than the Floor, the Adjusted Daily Simple CORRA shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Adjusted Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) the Term CORRA for such Interest Period plus (b) (i) 0.29547% per annum, in the case of an Interest Period of one month or (ii) 0.32138% per annum, in the case of an Interest Period of three months; provided that if the Adjusted Term CORRA as so determined would be less than the Floor, the Adjusted Term CORRA shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such

Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares, by contract or otherwise.

“Agreed Currencies” means U.S. Dollars and Canadian Dollars.

“Agreement” means this Two-Year Term Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of Sanctions Authorities that apply to the Parent and its Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

“Applicable Law” means, with respect to any Person, property, transaction or event, and whether or not having the force of law, all applicable provisions of laws, statutes, regulations, rules, guidelines, by-laws, treaties, orders, policies, judgments, decrees and official directives of Governmental/Judicial Bodies or Persons acting under the authority of any Governmental/Judicial Body.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, as of any day, with respect to any Base Rate Loan, Canadian Prime Rate Loan, Term Benchmark Loan or, if applicable pursuant to Section 2.09, any RFR Loan and with respect to the Ticking Fees, a rate per annum set forth in the table below in the applicable column based upon the Parent Debt Ratings by S&P, Moody’s and Fitch applicable on such day:

Rating Level	Parent Debt Rating (S&P/Moody’s/Fitch)	Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Ticking Fee Rate
1	A- / A3 / A- or higher	0.0 bps	100.0 bps	10.0 bps
2	BBB+ / Baa1 / BBB+	12.5 bps	112.5 bps	12.5 bps
3	BBB / Baa2 / BBB	25.0 bps	125.0 bps	15.0 bps
4	BBB- / Baa3 / BBB-	50.0 bps	150.0 bps	20.0 bps

Rating Level	Parent Debt Rating (S&P/Moody’s/Fitch)	Applicable Margin for Base Rate Loans and Canadian Prime Rate Loans	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Ticking Fee Rate
5	BB+/Ba1 / BB+	75.0 bps	175.0 bps	25.0 bps
6	lower than BB+ / lower than Ba1 / lower than BB+ or unrated by all Ratings Agencies	100.0 bps	200.0 bps	35.0 bps

For purposes of the foregoing, (a) if at any time each of the Ratings Agencies shall have in effect a Parent Debt Rating, and the Parent Debt Ratings by one such Rating Agency differs from any of the other two, then the Rating Level shall correspond to the Parent Debt Ratings by two of the Ratings Agencies or, if the Parent Debt Ratings by each of the Ratings Agencies differ, by the middle of such Parent Debt Ratings, (b) if at such time only two of the Ratings Agencies shall have in effect a Parent Debt Rating, and (i) the Parent Debt Rating by one of the Ratings Agencies differs from the Parent Debt Rating by the other Ratings Agency by only one Rating Level, then the Rating Level shall correspond to the Parent Debt Rating of the higher of the two Parent Debt Ratings by such Ratings Agencies and (ii) the Parent Debt Rating by one of the Ratings Agencies differs from the Parent Debt Rating by the other Ratings Agency by two or more Rating Levels, then the Rating Level shall correspond to the Parent Debt Rating one Rating Level below the higher of the two Parent Debt Ratings by such Ratings Agencies, (c) if at such time only one of the Ratings Agencies shall have in effect a Parent Debt Rating, then the Rating Level shall correspond to the sole Parent Debt Rating, (d) if no Rating Agency shall have in effect a Parent Debt Rating, then, subject to Section 1.05, Rating Level 6 shall apply and (e) if any Parent Debt Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the third Business Day after the date on which it is first publicly announced by the applicable Rating Agency making such change, irrespective of when notice of such change shall have been furnished by the Parent to the Administrative Agent and the Lenders. Each change in the Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Ticking Fee Rate” means the rate per annum applicable to the Ticking Fees pursuant to, and determined in accordance with, the definition of “Applicable Margin”.

“Approved Borrower Portal” means an electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” means Debt Domain, IntraLinks™, Syndtrak or a substantially similar electronic transmission system chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted and approved by the Administrative Agent and, if applicable, approved by the Parent in accordance with Section 8.07, in substantially the form of Exhibit A hereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR for any U.S. Government Securities Business Day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 (for the avoidance of doubt, only until the Benchmark Replacement with respect to the Term SOFR has been determined pursuant to Section 2.09(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and the other Loan Documents.

“Base Rate Borrowing” means any Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“basis point” or “bps” means one one-hundredth of one percent.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the applicable Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(c)(i).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) (i) in the case of any Loan denominated in U.S. Dollars, the Daily Simple SOFR and (ii) in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple CORRA; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement”, in the case of any Loan denominated in Canadian Dollars, shall revert to and shall be deemed to be the Adjusted Term CORRA.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice is provided to the Lenders and the Borrower pursuant to Section 2.09(c)(ii).

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09(c) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiaries” means, collectively, (a) the Administrative Agent, (b) the Lenders and (c) any other Person holding any Obligations.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means the board of directors of the Parent or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Parent for the time being and reference to action by the directors means actions by the directors of the Parent as a board or action by the said executive committee as such committee.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged primarily in making, purchasing, holding or otherwise investing in loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor of the Parent or any Subsidiary, or the management, control or operation thereof, directly or indirectly, possesses the power to direct the investment policies of such fund, vehicle or entity.

“Borrower” means (a) Ovintiv Canada ULC, a British Columbia unlimited liability company, and/or (b) any successor thereto as provided in Section 5.02(a)(iii).

“Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Conversion/Continuation, notice of prepayment, notice of termination or reduction of Commitments or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrowing” means Loans of the same Type and currency made, Converted or Continued on the same day and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, C$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000.

“Bow Office Lease” means, collectively and individually, the Headlease, the Sublease and the Encana Indemnity and all amendments, supplements, renewals, extensions, replacements and restatements of any of the foregoing and any other agreements entered into pursuant to any of the foregoing relating to The Bow office tower or any properties ancillary thereto. For purposes of this definition, “Headlease” means, collectively, the lease made as of February 7, 2007, between Encana Developments Partnership (“EDP”) (as landlord) and Encana Leasehold Limited Partnership (“ELLP”) (as tenant), as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated February 8, 2007 between EDP and Centre Street Trust, as amended pursuant to letter agreements dated December 10, 2007, February 11, 2008, February 14, 2008, and

February 25, 2009 among Centre Street Trust, ELLP and EDP, and as amended by a lease amending agreement made as of April 22, 2009, among, inter alia, Centre Street Trust and ELLP, as the same may be further assigned or amended, restated, superseded, supplemented, extended, replaced or modified from time to time; “Sublease” means the Sublease with respect to a portion of the premises located in The Bow entered into between ELLP as sublandlord and the Parent as subtenant dated November 29, 2009 and effective on or about November 30, 2009, as such sublease may be amended, restated, superseded, supplemented, extended, replaced, or modified from time to time; and “Encana Indemnity” means the indemnity entered into by the Parent and EDP dated February 7, 2007, as assigned by EDP to Centre Street Trust pursuant to an assignment and assumption agreement dated February 8, 2007, between EDP and Centre Street Trust, as the same may be amended, restated, superseded, supplemented, extended, replaced or modified from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to remain closed in New York City, provided that (a) when used in relation to any Term SOFR Loan or Daily Simple SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Loan or Daily Simple SOFR Loan, or any other dealings of any Term SOFR Loan or Daily Simple SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day and (b) when used in relation to any Term CORRA Loan, Daily Simple CORRA Loan or Canadian Prime Rate Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Term CORRA Loan, Daily Simple CORRA Loan or Canadian Prime Rate Loan, or any other dealings of any Term CORRA Loan, Daily Simple CORRA Loan or Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Dollars” and the sign “C$” each means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m., Toronto time, on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if the above rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement and the other Loan Documents. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Borrowing” means any Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Centralized Banking Arrangements” means any centralized banking arrangements entered into by the Parent with any financial institution in the ordinary course of business for the purpose of obtaining cash management services (which arrangements may include, without limitation, the pooling and set-off of account balances between accounts belonging to different entities, the provision of guarantees or indemnities or the assumption of joint and several liabilities by one or more entities in regard to obligations of one or more other entities, or other similar arrangements).

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Voting Shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Shares of the Parent.

“CIBC” means Canadian Imperial Bank of Commerce.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans on the Funding Date, expressed as an amount representing the U.S. Dollar Equivalent of the maximum aggregate principal amount of the Loans to be made by such Lender, as such commitment may be (a) reduced at or prior to such time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Lender’s Commitment as of the Effective Date is set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” and, in the case of any Lender that acquires its Commitment after the Effective Date, the initial amount of such Lender’s Commitment is set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments as of the Effective Date is US$1,200,000,000.

“Commitment Letter” means the commitment letter dated November 7, 2025 (together with all exhibits and annexes thereto), among JPMorgan, MSSF and the Parent, relating to the credit facility established hereunder.

“Commitment Termination Date” means the first to occur of (a) the time immediately after the consummation of the Acquisition without the use of any proceeds of any Loans, (b) the termination of the Acquisition Agreement in accordance with its terms and (c) May 5, 2026 (the “Initial Outside Date”); provided that if the Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date) shall have been extended pursuant to such definition (other than pursuant to the provisions of such definition allowing the parties to the Acquisition Agreement to extend the Outside Date by mutual agreement of such parties), then the Initial Outside Date shall be automatically extended to be the first calendar day after the Outside Date as so extended (it being understood and agreed that such extensions of the Initial Outside Date may not exceed three months in the aggregate).

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications, including through the Approved Electronic Platform.

“Compliance Certificate” means a compliance certificate of the Parent substantially in the form of Exhibit B hereto, duly executed by an authorized officer of the Parent.

“Confidential Information” means the financial, operational and other information and data relating to the Parent or any Subsidiary or their respective businesses that the Parent or any Subsidiary furnishes to the Administrative Agent or any Lender in a writing designated as confidential or, by the context, reasonably anticipated to be confidential, but does not include any such information that is or becomes generally available to the public other than through a breach of the confidentiality obligations by the Administrative Agent and/or a Lender under this Agreement or that is or becomes available to the Administrative Agent or any Lender from a source other than the Parent or its Subsidiaries.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means, at any time, the aggregate amount of assets of the Parent as set forth in the Parent’s most recent Consolidated financial statements prepared in accordance with GAAP.

“Consolidated Capitalization” means, at the end of a Fiscal Quarter, and as determined on a Consolidated basis in accordance with GAAP, the aggregate of:

(a) Consolidated Net Worth; and

(b) Consolidated Debt.

“Consolidated Debt” means, at the end of a Fiscal Quarter and as determined on a Consolidated basis in accordance with GAAP, all Financing Debt of the Parent and its Subsidiaries at such time but excluding any Financing Debt referred to in the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

“Consolidated Debt to Consolidated Capitalization Ratio” means, at the end of a Fiscal Quarter, the ratio of Consolidated Debt at such date to Consolidated Capitalization at such date; provided that, for purposes of calculating such ratio, Consolidated Debt shall exclude:

(a) any Financing Debt where the Parent or a Subsidiary of the Parent has irrevocably deposited with the proper depository in trust the necessary cash or marketable debt instruments for the defeasance, redemption or satisfaction of such Financing Debt prior to its scheduled maturity date in accordance with the provisions of the indenture, agreement or other instrument governing such Financing Debt (and such deposits shall be excluded in any calculation of Consolidated Tangible Assets or Consolidated Net Tangible Assets); and

(b) any new Financing Debt borrowed or issued for the purpose of repaying or satisfying any existing Financing Debt prior to its maturity date, provided that (A) such existing Financing Debt matures within 12 months of the date on which the new Financing Debt is borrowed or issued, (B) such new Financing Debt will only be excluded to the extent it is deposited into a segregated account of the Parent (as certified by a Senior Financial Officer in an officer’s certificate delivered to the Administrative Agent promptly after such deposit) and (C) such deposits shall be excluded in any calculation of Consolidated Tangible Assets or Consolidated Net Tangible Assets. Any such deposit and the Parent’s intention to repay such existing Financing Debt with such deposit shall be confirmed in each regularly scheduled Compliance Certificate which is delivered prior to repayment of such existing Financing Debt.

“Consolidated Net Tangible Assets” means, with respect to any Person at any time, the total amount of assets of such Person on a Consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

(a) all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(b) (i) all goodwill, trade names, trademarks, patents and other like intangibles, (ii) all Non-Recourse Assets of the Parent and its Subsidiaries and (iii) any deposits referred to in clause (a) or (b) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio; and

(c) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person, and adding back the non-cash ceiling test impairments and other changes in aggregate of US$11,251,000,000 as a consequence of Encana Corporation’s adoption of GAAP, in each case, as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of such Person computed in accordance with GAAP.

“Consolidated Net Worth” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Parent, the Consolidated shareholder’s equity of the Parent as shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of the Parent (including, for certainty, to the extent included as shareholder’s equity on such balance sheet, preferred securities and minority interests, but excluding all amounts included in shareholder’s equity attributable to Non-Recourse Assets of the Parent and its Subsidiaries and without giving effect to the non-cash ceiling test impairments and other changes in aggregate of US$7,746,000,000 as a consequence of Encana Corporation’s adoption of GAAP).

“Consolidated Tangible Assets” means, at the end of a Fiscal Quarter and as determined in accordance with GAAP on a Consolidated basis for the Parent, the total assets of the Parent shown on the most recent annual audited or quarterly unaudited Consolidated balance sheet of the Parent ((i) excluding goodwill, trademarks, copyrights and other similar intangible assets; (ii) excluding Non-Recourse Assets of the Parent and its Subsidiaries; and (iii) without giving effect to the non-cash ceiling test impairments and other changes, in the aggregate of US$10,585,000,000, as a consequence of Encana Corporation’s adoption of GAAP); provided, that Consolidated Tangible Assets shall not include any deposits referred to in clause (a) or (b) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio.

“Continue”, “Continuation” and “Continued” each refers to a continuation of Term Benchmark Loans constituting the same Borrowing as Loans of the same Type for a new Interest Period pursuant to Section 2.10.

“Contributing Party” has the meaning specified in Section 9.05(a).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“CORRA Administrator” means the Bank of Canada (or any successor administrator of CORRA).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, “CORRA Determination Date”) that is three RFR Business Days prior to (a) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (b) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m., Toronto time, on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than three RFR Business Days prior to such CORRA Determination Date.

“Daily Simple CORRA Borrowing” means any Borrowing comprised of Daily Simple CORRA Loans.

“Daily Simple CORRA Loan” means a Loan that bears interest at a rate determined on the basis of the Adjusted Daily Simple CORRA in accordance with this Agreement.

“Daily Simple RFR” means, for any day, (a) with respect to any RFR Borrowing denominated in U.S. Dollars (if such Type of Borrowing is applicable pursuant to Section 2.09), the Daily Simple SOFR for such day and (b) with respect to any RFR Borrowing denominated in Canadian Dollars (if such Type of Borrowing is applicable pursuant to Section 2.09), the Adjusted Daily Simple CORRA for such day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day, “SOFR Determination Date”) that is three U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, the Daily Simple SOFR shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m., New York City time, on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate determined on the basis of the Daily Simple SOFR in accordance with this Agreement.

“Debt Ratings” means, in relation to a Person, the ratings that have been most recently announced by S&P, Moody’s or Fitch (or, if applicable, a rating agency selected by the Parent and the Administrative Agent as a replacement agency (including a Substitute Rating Entity)) for any class of senior unsecured non-convertible publicly-held long term debt of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, subject to Section 2.21(c), any Lender that (a) has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, unless such Lender and at least one other Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing); (b) has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder unless (i) such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement) and (ii) at least one other Lender has made a similar notification to the one described in clause (b)(i) above; (c) has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally; (d) has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation); (e) has become, or its Parent Company has become, the subject of a Lender Insolvency Event; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental/Judicial Body or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or permit such Lender (or such Governmental/Judicial Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (f) has become, or its Parent Company has become, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Lender” means (a) any Person that is reasonably determined by the Parent to be a competitor of the Parent or its Subsidiaries and that the Parent has identified, by name, in writing to the Administrative Agent and (b) any Affiliate of any Person described in the clause (a)

above (other than any Bona Fide Debt Fund) if such Affiliate is identified, by name, by the Parent in writing to the Administrative Agent or is otherwise reasonably identifiable as an Affiliate of such Person based solely on the similarity of such Affiliate’s name to the name of such Person; provided that (i) the foregoing definition shall not apply retroactively to any Person if such Person shall have previously acquired an assignment or participation interest (or shall have previously entered into a trade therefor), or received an allocation as part of the final allocation of Commitments, in each case, prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter and (ii) each written supplement shall become effective two Business Days after delivery thereof to the Administrative Agent.

“Documentation Agents” means Bank of America, N.A., Canada Branch, Bank of Montreal, National Bank of Canada, PNC Bank Canada Branch, The Bank of Nova Scotia and Wells Fargo Bank, N.A.

“EDC” means Export Development Canada.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of a credit institution or investment firm described in clause (a) of this definition; or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 8.01).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(v) and Section 8.07(b)(vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other similar actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance having the force or effect of law relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Parent, or under common control with the Parent, within the meaning of Section 414(b), (c), (m) and (o) of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver under Section 412(c) of the Internal Revenue Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice of a distress termination with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Parent or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Canadian Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 1, 2022, among the Borrower, the Parent, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent (as amended by the First Amending Agreement dated as of June 26, 2024 and the Second Amending Agreement dated as of December 10, 2024, and as further amended, restated, supplemented or otherwise modified from time to time).

“Existing Credit Agreements” means (a) the Existing U.S. Credit Agreement and (b) the Existing Canadian Credit Agreement.

“Existing Indentures” means (a) the Indenture dated as of September 15, 2000, between Alberta Energy Company Ltd., as issuer, and The Bank of New York, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First

Supplemental Indenture dated as of January 1, 2003, the Second Supplemental Indenture dated as of November 20, 2012, the Third Supplemental Indenture dated as of March 1, 2019, the Fourth Supplemental Indenture dated as of January 24, 2020 and the Fifth Supplemental Indenture dated as of January 27, 2020, (b) the Indenture dated as of November 5, 2001, between PanCanadian Petroleum Limited, as issuer, and The Bank of Nova Scotia Trust Company of New York, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of January 1, 2002, the Second Supplemental Indenture dated as of January 1, 2003, the Third Supplemental Indenture dated as of November 20, 2012, the Fourth Supplemental Indenture dated as of July 24, 2013, the Fifth Supplemental Indenture dated as of March 1, 2019, the Sixth Supplemental Indenture dated as of January 24, 2020 and the Seventh Supplemental Indenture dated as of January 27, 2020, (c) the Indenture dated as of October 2, 2003, between Encana Corporation, as issuer, and The Bank of New York, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of March 1, 2019, the Second Supplemental Indenture dated as of January 24, 2020 and the Third Supplemental Indenture dated as of January 27, 2020, (d) the Indenture dated as of August 13, 2007, between Encana Corporation, as issuer, and The Bank of New York, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of March 1, 2019, the Second Supplemental Indenture dated as of January 24, 2020 and the Third Supplemental Indenture dated as of January 27, 2020, (e) the Indenture dated as of November 14, 2011, between Encana Corporation, as issuer, and The Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of March 1, 2019, the Second Supplemental Indenture dated as of January 24, 2020 and the Third Supplemental Indenture dated as of January 27, 2020, (f) the Senior Indenture dated as of February 28, 2001, between Newfield Exploration Company, as issuer, and First Union National Bank, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the Second Supplemental Indenture dated as of September 30, 2011, the Third Supplemental Indenture dated as of June 26, 2012, the Fourth Supplemental Indenture dated as of March 10, 2015, the Fifth Supplemental Indenture dated as of March 1, 2019, the Sixth Supplemental Indenture dated as of January 27, 2020 and the Seventh Supplemental Indenture dated as of April 26, 2021 and (g) the Indenture dated as of May 31, 2023, between the Parent and the Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of May 31, 2023.

“Existing U.S. Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 1, 2022, among the Parent, the lenders and issuing banks party thereto from time to time and JPMorgan, as administrative agent (as amended by Amendment No. 1 dated as of December 10, 2024, and as further amended, restated, supplemented or otherwise modified from time to time).

“Extended Financing Debt” has the meaning specified in Section 6.01(d).

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such sections of the Internal Revenue Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, (a) the Arranger Fee Letter dated November 7, 2025, by and among JPMorgan, MSSF and the Parent and (b) the Administrative Agent Fee Letter dated November 7, 2025, by and between JPMorgan and the Parent, in each case relating to the credit facility established hereunder.

“Finance Co.” means Encana Holdings Finance Corp., an unlimited liability company incorporated under the laws of Nova Scotia, and any successor thereto.

“Finance Lease” means, for any Person, the capitalized amount of a finance lease or other arrangement relating to property which, in accordance with GAAP, should be accounted for as a finance lease on a balance sheet of such Person at such time; provided that (a) any real property lease (including the Bow Office Lease) and (b) any other leases (whether entered into before or after December 31, 2021) that are or would be characterized as operating leases under GAAP as at December 31, 2021 shall be deemed to be operating leases and shall be excluded from this definition.

“Financial Instrument Obligations” means obligations arising under:

(a) interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

(b) currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

(c) commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a Person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“Financial Terms” has the meaning specified in Section 1.03(a).

“Financing Debt” means, with respect to any Person and at any time, all indebtedness for borrowed money of such Person at such time and specifically includes (without duplication):

(a) indebtedness of such Person arising pursuant to bankers’ acceptance facilities, note purchase facilities and commercial paper programs;

(b) indebtedness of such Person for borrowed money evidenced by and owed under a bond, note, debenture or similar instrument;

(c) all indebtedness of such Person representing the deferred purchase price of any property which, in accordance with its terms is, or after giving effect to any renewal or extension provisions of such arrangements may be, payable by such Person more than 12 months after the date of acquisition;

(d) the amounts under Finance Leases under which such Person is the lessee;

(e) indebtedness of such Person arising pursuant to letters of credit or letters of guarantee securing or supporting any indebtedness referred to in clauses (a), (b), (c), (d) and (f) of this definition; and

(f) (i) obligations of such Person under guarantees, indemnities or other contingent obligations securing or supporting any indebtedness or other obligations of any other Person referred to in clauses (a), (b), (c), (d) and (e) of this definition; and (ii) all other obligations of such Person incurred for the purpose of or having the effect of providing financial assistance to another Person to secure or support any indebtedness or other obligations of any other Person referred to in clauses (a), (b), (c), (d) and (e) of this definition, including endorsements with recourse of bills of exchange constituting or evidencing any such indebtedness or obligations (other than for collection or deposit in the ordinary course of business);

provided that Financing Debt of a Person shall not include (A) any Non-Recourse Debt of such Person, (B)(x) indebtedness under any real property leases (including the Bow Office Lease) and (y) any other leases (whether entered into before or after December 31, 2021) that are or would be that were characterized as operating leases under GAAP as at December 31, 2021 and (C) where such Person is a Wholly-Owned Subsidiary, any of the foregoing which is owed to the Parent or another Wholly-Owned Subsidiary.

“Fiscal Quarter” means the first three months of the fiscal year as adopted by the Parent from time to time, and each successive period of three months in such fiscal year.

“Fitch” means the Fitch Ratings Inc., and any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any applicable Benchmark. For the avoidance of doubt the initial Floor for each of the Term SOFR, the Daily Simple SOFR, the Adjusted Term CORRA and the Adjusted Daily Simple CORRA shall be 0.00% per annum.

“Foreign Plan” has the meaning specified in Section 4.01(j)(v).

“Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 8.01).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental/Judicial Body” means:

(a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board (including any board having jurisdiction in respect of pipelines or the oil and gas industry generally) and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances;

(b) any Person to whom a government, parliament or legislature, any regulatory or administrative authority, agency, commission or board or any other statute, rule or regulation making entity referred to in clause (a) above has delegated power or authority under a statute, rule or regulation thereof; and

(c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Guarantors” means, at any time, the Parent and each Guarantor Subsidiary.

“Guarantor Subsidiary” means, at any time, each Subsidiary that shall become a Guarantor Subsidiary pursuant to Section 5.04; provided that if a Subsidiary is released from its obligations as a Guarantor Subsidiary hereunder as provided in Section 9.03(c), such Subsidiary shall cease to be a Guarantor Subsidiary hereunder effective upon such release.

“Guarantor Subsidiary Joinder” means a joinder to this Agreement, substantially in the form of Exhibit C hereto, or a guarantee in a form acceptable to the Administrative Agent (acting reasonably).

“Hazardous Material” means any waste, material or substance that is defined as hazardous in or pursuant to any Environmental Law or which is subject to regulation or control pursuant thereto.

“Indebtedness” means indebtedness created, issued or assumed for borrowed funds, or for the unpaid purchase price of property of the Parent or a Restricted Subsidiary, and includes, without duplication, such indebtedness guaranteed by the Parent or a Restricted Subsidiary.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Interest Period” means, for each Term Benchmark Loan comprising part of the same Borrowing, the period commencing on the date of such Term Benchmark Loan or the date of the Conversion of a Loan of another Type into such Term Benchmark Loan in accordance with this Agreement and ending on the final day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the final day of the immediately preceding Interest Period and ending on the final day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) for Term SOFR Loans, one, three or six months and (b) for Term CORRA Loans, one or three months, in each case as the Borrower may select in a Notice of Borrowing or a Notice of Conversion/Continuation; provided that:

(a) the Borrower may not select any Interest Period that ends after the Maturity Date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall, subject to clause (a) above, be extended to occur on the next succeeding Business Day, provided, however, if such extension would cause the final day of such Interest Period to occur in the next following calendar month, the final day of such Interest Period shall occur on the immediately preceding Business Day;

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(d) no tenor that has been removed from this definition pursuant to Section 2.09(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Grade” means a Debt Rating not lower than BBB- from S&P, Baa3 from Moody’s or BBB- from Fitch (or, if applicable pursuant to Section 1.05, an equivalent Debt Rating from a rating agency selected by the Parent and the Administrative Agent as a replacement agency (including a Substitute Rating Entity)).

“JPMorgan” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Lead Arrangers” means JPMorgan, MSSF, Canadian Imperial Bank of Commerce, Citibank, N.A., Canadian Branch, RBC Capital Markets2 and TD Securities.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation

[2]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or similar Person charged with the reorganization or liquidation of its business or custodian has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender-Related Person” has the meaning specified in Section 8.04(f).

“Lenders” means, collectively, each Person listed on Schedule I hereto or that shall become a party hereto pursuant to Section 8.07, other than any Person that shall have ceased to be a party hereto pursuant to Section 8.07.

“Lien” means any lien, security interest, mortgage, hypothecation or other charge or encumbrance of any kind.

“Loan Documents” means this Agreement, each Guarantor Subsidiary Joinder, any collateral agreement or guarantee entered as contemplated by Sections 5.02(b), 5.02(f) and 5.04 and, except for purposes of Section 8.01, each promissory note issued pursuant to Section 2.20(d).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” has the meaning specified in Section 2.01(a).

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, operations, properties, assets or financial condition of the Parent and its Subsidiaries taken as a whole.

“Material Adverse Effect” means any act, event or condition that has a material adverse effect on (a) the consolidated financial condition and operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent to pay any amounts owing from time to time under any of the Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document; provided that in no event shall fluctuations in commodity prices for oil and/or natural gas be regarded as an act, event or condition that in and of itself has a Material Adverse Effect.

“Material Subsidiary” means from time to time (a) any Subsidiary of the Parent which, on a Consolidated basis for such Subsidiary and its Subsidiaries, has assets which have a value, as reflected on the Consolidated balance sheet of the Parent most recently delivered to the Lenders hereunder, in excess of 10% of the value of the Consolidated Assets of the Parent as reflected therein without giving effect to the non-cash ceiling test impairments and other changes as a consequence of Encana Corporation’s adoption of GAAP, and (b) any other Subsidiary so designated by the Parent; provided that the Borrower shall in any event be a Material Subsidiary.

“Maturity Date” means the second anniversary of the Funding Date or, if such date is not a Business Day, then the immediately preceding Business Day.

“Moody’s” means Moody’s Investor Service, Inc., and any successor to its rating agency business.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and at least one Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Approving Lender” has the meaning specified in Section 2.17(b).

“Non-Recourse Assets” means (a) for purposes of the definitions of “Consolidated Net Worth” and “Consolidated Tangible Assets” the Parent’s proportion (determined on a Consolidated basis in accordance with GAAP) of assets owned directly or indirectly by the Parent or any Subsidiary and (b) for all other purposes, assets owned directly or indirectly by the Parent or any Subsidiary, and in case of clauses (a) and (b), which meet all of the following conditions: (i) the assets represent a specific Project, whether alone or in association with others, (ii) debt for borrowed money is owed to one or more Non-Recourse Creditor(s), was incurred for the purpose of financing the costs of such Project and the recourse of such creditors in relation to such debt is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary), and (iii) neither the Parent nor any Material Subsidiary is liable or has issued a guarantee in respect of any such debt, other than any such debt or any such guarantee in respect of which the recourse thereunder is limited to the assets of such Project (including equity interests and investments in any Non-Recourse Subsidiary); provided that upon all such debt to all such creditors in respect of any such assets being repaid, such assets shall then cease to be Non-Recourse Assets.

“Non-Recourse Creditor” means an arm’s-length creditor whose recourse is limited to Non-Recourse Assets, to the exclusion of any and all other recourse, whether directly or indirectly, by way of guarantees or otherwise, against the Parent or any Material Subsidiary in respect of such debt or liability referred to in the definition of Non-Recourse Assets except for non-recourse guarantees and/or non-recourse pledges which are limited in recourse to equity interests and investments in any Non-Recourse Subsidiary.

“Non-Recourse Debt” means debt incurred for the purpose of financing the costs of a specific Project and due or otherwise owing to a Non-Recourse Creditor.

“Non-Recourse Subsidiary” means a Subsidiary whose material assets are Non-Recourse Assets.

“Notice of Borrowing” means a request by the Borrower for a Borrowing in accordance with Section 2.02(a), which shall be in writing and substantially the form approved by the Administrative Agent and separately provided to the Borrower.

“Notice of Conversion/Continuation” means a request by the Borrower to Convert or Continue a Borrowing in accordance with Section 2.10, which shall be in writing and substantially the form approved by the Administrative Agent and separately provided to the Borrower.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it, acting reasonably; provided further that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower under, pursuant to or relating to this Agreement and the other Loan Documents, including the principal of all outstanding Loans and all unpaid and accrued interest, fees, legal and other costs, charges and expenses payable by the Borrower under this Agreement and the other Loan Documents, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Commitment or Loan Document).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in Canadian Dollars, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means Ovintiv Inc., a Delaware corporation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Debt Rating” means, for each of S&P, Moody’s or Fitch at any time, the rating assigned by such Rating Agency to the Parent’s long-term senior unsecured, non-credit enhanced debt at such time.

“Participant” has the meaning assigned to such term in Section 8.07(d).

“Participant Register” has the meaning assigned to such term in Section 8.07(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning specified in Section 7.08(c).

“Payment Notice” has the meaning specified in Section 7.08(c).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, in each case that is subject to ERISA.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H. 15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Project” means the acquisition, construction and development of previously undeveloped or newly acquired assets forming an economic unit capable of generating sufficient cash flow, on the basis of reasonable initial assumptions, to cover the operating costs and debt service required to finance the undertaking relating to such assets over a period of time which is less than the projected economic life of the assets, and includes any commercial operation for which such assets were so acquired, constructed or developed and which is subsequently carried on with such assets by such economic unit and, for certainty, includes each such Project which exists as of the date of this Agreement or which is acquired, created or comes into existence after such date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Material Subsidiary” means any Material Subsidiary that has had Publicly Traded Securities at all times since such Material Subsidiary first became a Material Subsidiary.

“Publicly Traded Securities” means (a) securities of a corporation which are listed on any stock exchange and are entitled to share without limitation in a distribution of the assets of such corporation upon any liquidation, dissolution or winding-up of such corporation and includes any securities convertible or exchangeable into such securities; and (b) with respect to a partnership, limited liability company or other entity, means securities of such partnership, limited liability company or other entity which are listed on any stock exchange and represent income interests or capital interests in such partnership, limited liability company or other entity and includes any securities convertible or exchangeable into such securities.

“Purchase Money Mortgage” means any mortgage, hypothecation, charge or other encumbrance on property or assets created, issued or assumed to secure a Purchase Money Obligation in respect of such property or assets and also means any agreement or other instrument entered into for the acquisition of or right to acquire any property or assets or any interest therein in which agreement or instrument there is reserved or which obligates the Parent or a Restricted Subsidiary to pay a royalty, rent or percentage of profits or proceeds won from such property or assets and which charges or secures such property or assets or interest therein or the lands containing the same with the payment thereof and includes any extension, renewal, refunding or refinancing thereof so long as the principal amount outstanding immediately prior to the date of such extension, renewal, refunding or refinancing is not increased; provided that such mortgage, hypothecation, charge, encumbrance, agreement or other instrument is created, issued or assumed prior to, concurrently with or within 180 days following the acquisition of such property or assets, except in the case of property or assets on which improvements are constructed, installed or added, in which case the same shall be created or issued within a period of 180 days after Substantial Completion of such improvements.

“Purchase Money Obligation” means any Indebtedness assumed as, or issued and incurred to provide funds to pay, all or part of (a) the purchase price (which shall be deemed to include any costs of construction or installation) of any property or assets acquired after the date of this Agreement or (b) the cost of improvements made after the date of this Agreement to any property or assets.

“Rating Agency” has the meaning specified in Section 1.05(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the Adjusted Term CORRA, 1:00 p.m., Toronto time, on the day that is two Business Days preceding the date of such setting, (c) if such Benchmark is the Daily Simple SOFR, two U.S. Government Securities Business Days preceding the date of such setting, (d) if such Benchmark is the Adjusted Daily Simple CORRA, two RFR Business Days preceding the date of such setting or (e) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, spraying, abandonment, depositing, seeping, placing or dumping.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB, or a

committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA, (c) with respect to any RFR Borrowing denominated in U.S. Dollars, the Daily Simple SOFR or (d) with respect to any RFR Borrowing denominated in Canadian Dollars, the Adjusted Daily Simple CORRA.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR Reference Rate and (b) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA.

“Relevant Subsidiary” means, on any date, any corporation or other Person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for the Parent and/or by or for any corporation or other Person in like relation to the Parent and includes any corporation in like relation to a Relevant Subsidiary; provided, however, such term shall not include any corporations or other Persons (or their respective Relevant Subsidiaries) which have Publicly Traded Securities where the aggregate amount of assets of all such corporations or other Persons does not exceed 20% of the Consolidated Assets of the Parent at the time and from time to time.

“Required Lenders” means at any time Lenders having (a) prior to the funding of the Loans on the Funding Date, Commitments representing in excess of 50% of all the Commitments in effect at such time and (b) on and after the funding of the Loans on the Funding Date, Loans representing in excess of 50% of the aggregate principal amount of all the Loans outstanding at such time; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitment or Loans of such Lender at such time. For purposes of this definition, the principal amount of the Loans of any Lender shall be determined on the basis of the U.S. Dollar Equivalent thereof (for this purpose, determined by the Administrative Agent as of the date of determination of whether the relevant Lenders constitute the Required Lenders).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Property” means any oil, gas or mineral property of a primary nature located in Canada or the United States and any facilities located in Canada or the United States directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof or the derivatives therefrom and includes Voting Shares or other interests of a corporation or other Person which owns such property or facilities, but does not include (a) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (b) any property which, in the opinion of the Board of Directors of the Parent, is not materially important to the total business conducted by the Parent and its Subsidiaries as an entirety, or (c) any portion of a particular property which, in the opinion of the Board of Directors of the Parent, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means on any date, any Relevant Subsidiary which owns at the time Restricted Property; provided, however, such term shall not include a Relevant Subsidiary of the Parent if the amount of the Parent’s share of Shareholders’ Equity of such Subsidiary constitutes, at the time of determination, less than 2% of the Consolidated Net Tangible Assets of the Parent; provided, further, that the Borrower shall in any event be a Restricted Subsidiary.

“Reuters” means Thomson Reuters Corporation, Refinitiv or any successor thereto.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in U.S. Dollars, a U.S. Government Securities Business Day and (b) for any Loan denominated in Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple RFR.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-specific list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council or the Government of Canada.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Parent or its Subsidiaries; provided that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, they shall constitute “Sanctions” only to the extent such sanctions or trade embargoes are not inconsistent with Applicable Law in Canada.

“Sanctions Authority” means any of: (a) the federal government of Canada; (b) the federal government of the United States of America; (c) the United Nations Security Council; or (d) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Financial Officer” means, as to any Loan Party, Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice-President, Finance, Comptroller, Assistant Comptroller, Treasurer or Assistant Treasurer or any other officer of such Loan Party having a similar title or position.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of a Person as shown on the most recent annual audited or unaudited interim Consolidated balance sheet of such Person and computed in accordance with GAAP.

“Signing Date” means November 4, 2025.

“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Parent and its Subsidiaries on the Effective Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing, or (c) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and the Subsidiaries.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Parent or any ERISA Affiliate and no Person other than the Parent and the ERISA Affiliates or (b) was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Permitted Lender” means a Person (a) that has been agreed to by the Parent in writing (including by e-mail) to be a prospective Lender (including any prospective Lender set forth in the syndication plan agreed to among the Parent, JPMorgan and MSSF), (b) that is a lender under any of the Existing Credit Agreements or (c) that is a commercial or investment bank that, in the case of this clause (c), at the time of such assignment has a corporate rating (however denominated) or senior unsecured, noncredit enhanced long term indebtedness rating from S&P that is BBB- or higher or from Moody’s that is Baa3 or higher.

“Specified Representations” means the representations and warranties set forth in Section 4.01(a)(i) (solely with respect to the Borrower and the Parent), Section 4.01(b) (in the case of clause (ii) thereof, solely with respect to any of the Existing Credit Agreements and the Existing Indentures), Section 4.01(d), Section 4.01(h), Section 4.01(k)(ii), Section 4.01(m), Section 4.01(o) and Section 4.01(p).

“Subsidiary” of any Person means: (a) any corporation of which Voting Shares issued by such corporation and carrying more than 50% of the voting rights attached to all outstanding Voting Shares issued by such corporation are owned, directly or indirectly, by or for such Person and/or by or for any corporation in like relation to such Person and includes any corporation in like relation to a Subsidiary; and (b) any partnership, limited liability company or other business entity of which at least a majority of the outstanding income interest or capital interests are at the time directly, indirectly or beneficially owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Substantial Completion” means, with respect to an improvement, the point at which the improvement is ready for use or is being used for the purpose for which it was intended.

“Syndication Agent” means MSSF.

“Target” means NuVista Energy Ltd., an Alberta corporation.

“Target Credit Agreement” means the Amended and Restated Credit Agreement dated May 7, 2024, among the Target, CIBC, as administrative agent, and the lenders party thereto from time to time (as amended by the First Amending Agreement dated as of May 8, 2025, as amended by the Second Amending Agreement dated as of June 30, 2025 and as further amended, amended and restated, supplemented or otherwise modified from time to time).

“Target Debt Repayment” means (a) with respect to the Target Credit Agreement, (i) the repayment in full of all principal, premium, if any, interest, fees and other amounts due thereunder, (ii) the termination of all commitments in respect thereof, (iii) the cancellation or termination, or cash collateralization or other backstop of any letters of credit issued thereunder in a manner satisfactory to the issuing bank thereof, or otherwise subject to arrangements satisfactory to the issuing bank thereof, and (iv) the termination and/or release, or customary arrangements for such termination and/or release reasonably satisfactory to JPMorgan and MSSF and agreed upon with the administrative agent thereunder, of all guarantees and security granted in connection therewith (other than any cash collateral in respect of letters of credit or hedging obligations), (b) with respect to the Target LC Facility and the Target EDC Guarantee and Indemnity, unless EDC and, if applicable, CIBC consent to the occurrence of the Transactions and waive any defaults and events of default arising or resulting therefrom under the Target LC Facility and the Target EDC Guarantee and Indemnity (and the Parent delivers evidence of such consent or waiver to the Administrative Agent), (i) the repayment in full of all amounts due thereunder, (ii) the cancellation or termination, or cash collateralization or other backstop of any letters of credit issued thereunder in a manner satisfactory to EDC and CIBC, or the implementation of other arrangements satisfactory to EDC and CIBC, and (iii) the termination and/or release, or customary arrangements for such termination and/or release reasonably satisfactory to JPMorgan and MSSF and agreed upon with the administrative agent thereunder, of all guarantees and security granted in connection therewith (other than any cash collateral in respect of letters of credit or hedging obligations) and (c) with respect to senior unsecured notes due July 23, 2026 of the Target issued under the Target Indenture, (i) all such notes shall have been redeemed or repurchased, (ii) all such notes shall have been satisfied and discharged in accordance with the Target Indenture or (iii) the Target shall have delivered a notice of redemption under the Target Indenture, which notice shall provide that the entire amount of principal of such notes and accrued and unpaid interest thereon shall be paid on or before a date that is not more than ten (10) Business Days following the Funding Date.

“Target EDC Guarantee and Indemnity” means the Guarantee Products and Other Insurance Declaration and Indemnity dated as of July 29, 2020, by the Target in favor of EDC (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Target Indenture” means the Trust Note Indenture dated as of July 23, 2021, between the Target, as issuer, and Computershare Trust Company of Canada, as trustee for the unsecured noteholders (as amended and restated, supplemented or otherwise modified from time to time).

“Target LC Facility” means the Letter of Credit Facility Agreement dated as of June 30, 2025, between the Target and CIBC (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Taxes” has the meaning specified in Section 2.15(a).

“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means any Term SOFR Loan or any Term CORRA Loan.

“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided that if as of 1:00 p.m., Toronto time, on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc. or a successor administrator of the Term CORRA Reference Rate.

“Term CORRA Borrowing” means any Borrowing comprised of Term CORRA Loans.

“Term CORRA Loan” means a Loan that bears interest at a rate determined on the basis of the Adjusted Term CORRA in accordance with this Agreement.

“Term CORRA Notice” means a notification by the Administrative Agent to the Parent and the Lenders of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred with respect to Term CORRA resulting in a Benchmark Replacement in accordance with Section 2.09(c) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR as so determined would be less than the Floor, the Term SOFR shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means a Loan that bears interest at a rate determined on the basis of the Term SOFR in accordance with this Agreement (other than solely as a result of clause (c) of the definition of “Base Rate”).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm, New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Third Party Guarantee” has the meaning specified in Section 5.02(f).

“Ticking Fee” has the meaning specified in Section 2.05(a).

“Ticking Fee Accrual Period” has the meaning specified in Section 2.05(a).

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, (b) the consummation of the Acquisition and the related transactions, (c) the consummation of the Target Debt Repayment and (d) the payment of fees and expenses in connection with the foregoing.

“Type” refers to the determination whether a Loan is a Base Rate Loan, a Term SOFR Loan, a Canadian Prime Rate Loan, a Term CORRA Loan or, if applicable pursuant to Section 2.09, a Daily Simple SOFR Loan or a Daily Simple CORRA Loan.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Dollar” and the sign “US$” each means the lawful currency of the United States of America.

“U.S. Dollar Equivalent” means, for any amount, at any date of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is expressed in an Canadian Dollars, the equivalent of such amount in U.S. Dollars (rounded to the nearest US$0.01, with 0.5 of a unit being rounded upward) by using the rate of exchange for the purchase of U.S. Dollars with Canadian Dollars last provided (either by publication or as may otherwise be provided to the Administrative Agent) by Reuters on the Business Day (determined based on New York City time) immediately preceding the date of determination (or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with Canadian Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion in consultation with the Parent).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Value” means:

(a) U.S. Dollar or Canadian Dollar funds or debt instruments of the Government of the United States or any of its states or Canada or any of its provinces maturing within 12 months; and

(b) in respect of any other assets of the Parent, the fair market value of such assets as determined by the Board of Directors of the Parent.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

“Wholly-Owned Subsidiary” means (a) any corporation of which 100% of the outstanding shares having by the terms thereof ordinary voting power to vote with respect to the election of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for so long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Parent or one or more of its Wholly-Owned Subsidiaries or by the Parent and one or more of its Wholly-Owned Subsidiaries, or (b) any partnership or other entity of which 100% of the outstanding income interests and capital interests is at the time directly, indirectly or beneficially owned or controlled by the Parent or one or more of its Wholly-Owned Subsidiaries or by the Parent and one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental/Judicial Bodies. In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to but excluding”. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement or any other Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental/Judicial Body, any other Governmental/Judicial Body that shall have succeeded to any or all functions thereof, (c) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03. Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other document related hereto, such determination or calculation shall to the extent applicable and except as otherwise specified herein or as otherwise in writing by the parties, be made in accordance with GAAP applied on a consistent basis; provided that

(a) if (i) there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e), that is material in respect of the calculation of any financial term set forth in this Agreement (the “Financial Terms”), or (ii) the Parent adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements, the Parent shall give prompt notice (the “Accounting Change Notice”) of such change to the Administrative Agent and the Lenders (any change described in clause (i) or (ii), an “Accounting Change”);

(b) if the Parent notifies the Administrative Agent that the Parent requests an amendment of any provision hereof to eliminate the effect of such Accounting Change (or if, within forty-five (45) days of receipt of an Accounting Change Notice, the Administrative Agent or the Required Lenders request an amendment of any provision hereof for such purpose), then the Parent, the Administrative Agent and the Required Lenders shall in good faith attempt to agree on a revised method of calculating such Financial Terms so as to reflect equitably such Accounting Change with the desired result that the result of the evaluation of the Parent’s financial condition shall be substantially the same after such Accounting Change as if such Accounting Change had not been made; provided that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith; and

(c) for the avoidance of doubt, if no notice of a desire to revise the method of calculating the Financial Terms in respect of an Accounting Change is given by either the Parent, the Administrative Agent or the Required Lenders within the applicable time period described in Section 1.03(b), then the method of calculating the Financial Terms shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Terms shall be determined after giving effect to such Accounting Change.

If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Terms, and subsequently, as provided above, the method of calculating one or more of the Financial Terms is revised in response to such Accounting Change, the Parent shall deliver a revised Compliance Certificate. Any Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.03 shall be deemed to have never occurred.

SECTION 1.04. Interest Rates; Benchmark Notification. The interest rate on Loans may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.09(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower and/or the Parent. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, the Parent, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Certain Matters Related to Ratings. For the purposes hereof:

(a) the long term debt of the Parent shall not be considered to be “not rated” (or to like effect) by S&P, Moody’s or Fitch (each, a “Rating Agency”) by reason of such Rating Agency ceasing to carry on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments. If two of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then for purposes of calculating “Applicable Margin” and the definition of “Investment Grade”, the rating of the remaining Rating Agency only shall be utilized;

(b) if all of the Rating Agencies cease carrying on the business of providing ratings of the long term debt of corporate borrowers based on creditworthiness assessments, then:

(i) the Parent and the Lenders shall attempt in good faith for a period of thirty (30) days thereafter to determine substitute definitions for or amendments to the Applicable Margin and Investment Grade, which may include attempting to agree on some other entity (which may include a debt rating agency or a nationally recognized securities dealer) (a “Substitute Rating Entity”) to assign a rating to the long term debt of the Parent as contemplated in the following clause (ii) and to agree, if necessary, on the ratings of such Substitute Rating Entity which most closely correspond to those in the definitions of Applicable Margin and Investment Grade, as applicable (“Equivalent Ratings”); and

(ii) if by the end of such thirty (30) day period the Parent and the Lenders have not agreed upon substitute definitions for or amendments to the Applicable Margin and Investment Grade, as applicable, pursuant to the preceding clause (i), then during a period of sixty (60) days thereafter, the Parent and the Lenders shall, if such has not already been accomplished, continue to attempt in good faith to agree on a Substitute Rating Entity and, if applicable, Equivalent Ratings and, if a Substitute Rating Entity has been agreed on, the Parent shall attempt to obtain from the Substitute Rating Entity a rating (“Substitute Rating”) for the long term debt of the Parent;

it being agreed that:

(iii) during the thirty (30) day and sixty (60) day periods contemplated in the preceding clauses (i) and (ii), or such part thereof which elapses before an alternate approach is finally established as contemplated in such clauses (i) and (ii), the rates applicable from time to time in accordance with the Applicable Margin and based on the rating applicable to the long term debt of the Parent immediately before the commencement of the thirty (30) day period contemplated in the preceding clause (i) shall apply;

(iv) if a Substitute Rating Entity and, if applicable, Equivalent Ratings have been agreed on and the Substitute Rating Entity has established a Substitute Rating for the long term debt of the Parent by or before the expiration of the sixty (60) day period contemplated in the preceding clause (ii), then thereupon and thereafter the same shall apply and, if applicable, the Applicable Margin and the definition of “Investment Grade” shall be deemed to have been amended to incorporate the Equivalent Ratings in place of the ratings referred to in the Applicable Margin and the definition of “Investment Grade”; provided the Substitute Rating shall be subject to review by the Substitute Rating Entity from time to time (but not more often than once in any twelve (12) month period) at the request of either the Parent or the Administrative Agent given in writing to the other (any such review to determine whether the Substitute Rating should change to another rating category or, if applicable, Equivalent Rating for the long term debt of the Parent) and if any such review results in a change in the Substitute Rating, then thereupon and thereafter (subject to further reviews as aforesaid) the same shall apply; and

(v) if an alternate approach has not been finally established as contemplated in the preceding clauses (i) and (ii) by the expiration of the sixty (60) day period referred to in the preceding clause (ii), then the rates applicable from time to time in accordance with the Applicable Margin and based on the rating applicable to the long term debt of the Parent immediately before the commencement of the thirty (30) day period contemplated in the preceding clause (i) shall continue to apply;

(c) the rating categories and ratings of any Rating Agency or Substitute Rating Entity referred to herein shall include any equivalent rating category or rating of such Rating Agency or Substitute Rating Entity which replaces the same; and

(d) any reference in this Section 1.05 to the long term debt of the Parent (or to like effect) shall be deemed to be a reference to the senior unsecured non-convertible publicly-held long term debt of the Parent.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.07. Effectuation of Transactions. All references herein to the Borrower, the Parent and the Subsidiaries on the Funding Date shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the Parent contained in this Agreement on the Funding Date shall be deemed made, in each case, after giving effect to the Transactions (including the Acquisition and the Target Debt Repayment, each as if it had occurred on the Funding Date), unless the context otherwise requires.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans. (a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (collectively, the “Loans”) to the Borrower in any Agreed Currency on the Funding Date in an aggregate principal amount the U.S. Dollar Equivalent of which as of the Funding Date does not exceed its Commitment. Amounts borrowed that are repaid or prepaid in respect of the Loans may not be reborrowed.

(b) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably according to their respective Commitments. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a Continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that any Base Rate Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(c) Subject to Section 2.09, (i) each Borrowing denominated in U.S. Dollars shall be comprised entirely of Term SOFR Loans, Base Rate Loans or, if applicable pursuant to Section 2.09, Daily Simple SOFR Loans and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Term CORRA Loans, Canadian Prime Rate Loans or, if applicable pursuant to Section 2.09, Daily Simple CORRA Loans. Each Lender at its option may make any Loan by causing any domestic of foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.02. Making of the Loans. (a) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by a Senior Financial Officer of the Borrower (provided that if such Notice of Borrowing is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion) not later than (i) in the case of a Term Benchmark Borrowing denominated in U.S. Dollars, 12:00 noon, New York City time, on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing, (ii) in the case of an RFR Borrowing denominated in U.S. Dollars (if such Type is applicable pursuant to Section 2.09), 12:00 noon, New York City time, on the third U.S Government Securities Business Day prior to the date of the proposed Borrowing, (iii) in the case of a Base Rate Borrowing, 10:00 a.m., New York City time, on the date of the proposed Borrowing, (iv) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, 12:00 noon, New York City time, on the third Business Day prior to the date of the proposed Borrowing, (v) in the case of an RFR Borrowing denominated in Canadian Dollars (if such Type is applicable pursuant to Section 2.09), 12:00 noon, New York City time, on the third RFR Business Day prior to the date of the proposed Borrowing or (vi) in the case of Canadian Prime Rate Borrowing, 10:00 a.m., New York City time, on the date of the proposed Borrowing. The Administrative Agent shall give to each Lender prompt notice of its receipt thereof. Each Notice of Borrowing shall specify (A) the requested date of such Borrowing, which shall be a Business Day and the expected Funding Date, (B) the Type and Agreed Currency of Loans comprising such Borrowing, (C) the aggregate amount of such Borrowing, (D) in the case of a Term Benchmark Borrowing, the initial Interest Period for such Borrowing and (E) the location and number of the Borrower’s account (or such other account as shall be specified by the Borrower and reasonably acceptable to the Administrative Agent) to which funds are to be disbursed (it being understood that the Notice of Borrowing in respect of the borrowings of Loans to be made on the Funding Date may specify Borrowings in either Agreed Currency, setting forth the information described in clauses (A) through (E) above with respect to such Borrowing). Each Lender shall, before 9:00 a.m., New York City time, on the date of such Borrowing (or, in the case of a Base Rate Borrowing or Canadian Prime Rate Borrowing, before 12:00 noon, New York City time, on the date of such Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in same day funds in the applicable Agreed Currency, such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Borrowing. After the Administrative Agent’s receipt of such funds, the Administrative Agent will make such funds available to the Borrower at the account designated by the Borrower in such Notice of Borrowing.

(b) Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not request Term SOFR Loans or Term CORRA Loans for any Borrowing if the obligation of the Lenders to make Term SOFR Loans or Term CORRA Loans, as applicable, shall then be suspended pursuant to Section 2.09, and (ii) there shall not at any time be more than a total of 20 separate Term Benchmark Borrowings and RFR Borrowings outstanding.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided that a Notice of Borrowing may, at the Borrower’s option, be conditioned on the Borrower’s reasonable expectation that the Acquisition will be consummated within two Business Days after the date of the requested Borrowing, in which case the Notice of Borrowing may be withdrawn by the Borrower by e-mail notice to the Administrative Agent if such condition is not satisfied (which must be received by the Administrative Agent not later than the time by which the Lenders are required to make available to the Administrative Agent their respective Loans as set forth above). In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Benchmark Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any withdrawal of such Notice of Borrowing or any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such withdrawal or failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the expected Funding Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion (based on the Lenders’ respective Commitments) of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such date in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion of any Borrowing available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent on demand such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the Overnight Rate for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, the Borrower shall repay to the Administrative Agent upon demand therefor by the Administrative Agent such Lender’s ratable portion of such Borrowing and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the rate of interest applicable to such Borrowing, for each day from the date such amount is made available to the Borrower until such amount is repaid to the Administrative Agent. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender shall repay to the Administrative Agent such amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make any Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan, but the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. Fees. (a) Ticking Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) in U.S. Dollars at a rate per annum equal to the Applicable Ticking Fee Rate on the daily amount of such Lender’s Commitment (with the amount of any Commitment in effect being calculated on any date after giving effect to any prior reduction in Commitments pursuant to Section 2.06), which shall accrue from and including (i) the date that is the 90th day after the Effective Date to but excluding (ii) the earlier of (A) the Funding Date and (B) the date of termination of the Commitments (such period, the “Ticking Fee Accrual Period”), which Ticking Fee shall be fully earned and payable on the last day of the Ticking Fee Accrual Period; provided that no Defaulting Lender shall be entitled to receive any Ticking Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) [Reserved].

(c) Administrative Agent’s Fees. The Borrower shall pay, or cause to be paid, to the Administrative Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and/or the Parent and the Administrative Agent.

SECTION 2.06. Termination or Reduction of the Commitments. (a) The Borrower shall have the right at any time, upon prior written notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Commitments of the Lenders, provided that each partial reduction shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(b) The Borrower shall have the right, at any time, to terminate the Commitment of a Defaulting Lender upon prior written notice to the Administrative Agent, provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender, including, without limitation, in respect of any breach of such Defaulting Lender of its obligations under this Agreement prior to such termination.

(c) Unless previously terminated, the Commitment of each Lender shall automatically terminate on the earlier of (i) immediately after the making of the Loans by such Lender on the Funding Date and (ii) the Commitment Termination Date. The Borrower shall provide the Administrative Agent with prompt written notice of the occurrence of the Commitment Termination Date pursuant to clause (a) or (b) of the definition of such term or of any extension described in the proviso of the definition of such term; provided that no notice shall be required if the applicable event giving rise to such occurrence is publicly announced.

(d) The Administrative Agent shall give each Lender prompt notice of any notice received by the Administrative Agent from the Borrower with respect to the termination or any reduction of the Commitments pursuant to this Section 2.06. Each reduction of the Commitments pursuant to this Section 2.06 (other than pursuant to Section 2.06(b)) shall be made ratably among the Lenders in proportion to their respective Commitments. Any termination or reduction of the Commitments shall be permanent. Each reduction of Commitments shall be accompanied by Ticking Fees accrued to the date of such reduction on the amount of the Commitments so reduced.

SECTION 2.07. Repayment of Loans. On the Maturity Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Loans outstanding on the Maturity Date in the currency in which such Loans are denominated.

SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan in the currency in which such Loan is denominated owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. Subject to Section 2.08(b), during such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full and on the Maturity Date.

(ii) Term Benchmark Loans. Subject to Section 2.08(b), during such periods as such Loan is a Term Benchmark Loan, a rate per annum equal at all times to the sum of (A) the Term SOFR or the Adjusted Term CORRA, as applicable, for the Interest Period in effect for such Loan, plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Benchmark Loan shall be Converted or paid in full and on the Maturity Date.

(iii) RFR Loans. If applicable pursuant to Section 2.09 and subject to Section 2.08(b), during such periods as such Loan is an RFR Loan, a rate per annum equal at all times to the sum of (A) the applicable Daily Simple RFR in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or Conversion to, such RFR Loan (or, if there is no such corresponding day in such month, then the last day of such month), and on the date such RFR Loan shall be paid in full and on the Maturity Date.

(iv) Canadian Prime Rate Loans. Subject to Section 2.08(b), during such periods as such Loan is a Canadian Prime Rate Loan, a rate per annum equal at all times to the sum of (A) the Canadian Prime Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears on the final day of each March, June, September and December during such periods and on the date such Canadian Prime Rate Loan shall be Converted or paid in full and on the Maturity Date.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.

SECTION 2.09. Interest Rate Determination. (a) Subject to Section 2.09(c), if:

(i) the Required Lenders notify the Administrative Agent that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Term SOFR or the Adjusted Term CORRA, as applicable, for such Interest Period will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Loans included in such Term Benchmark Borrowing for such Interest Period or (B) at any time, that the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective RFR Loans included in the applicable RFR Borrowing; or

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR or the Adjusted Term CORRA, as applicable, for such Interest Period (including because the Relevant Screen Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency;

then the Administrative Agent shall forthwith so notify (which may be by telephone) the Borrower and the Lenders as promptly as practicable thereafter and, until (A) the Administrative Agent notifies the

Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (B) the Borrower delivers a new Notice of Conversion/Continuation in accordance with Section 2.10 or a new Notice of Borrowing in accordance with Section 2.02, (1) in the case of Loans denominated in U.S. Dollars, any Notice of Conversion/Continuation that requests to Convert any Borrowing to, or to Continue any Borrowing as, a Term SOFR Borrowing for such Interest Period and any Notice of Borrowing that requests a Term SOFR Borrowing for such Interest Period shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.09(a)(i) or 2.09(a)(ii) or (y) a Base Rate Borrowing if the Daily Simple SOFR is also the subject of Section 2.09(a)(i) or 2.09(a)(ii) and (2) in the case of Loans denominated in Canadian Dollars, any Notice of Conversion/Continuation that requests to Convert any Borrowing to, or to Continue any Borrowing as, a Term CORRA Borrowing for such Interest Period and any Notice of Borrowing that requests a Term CORRA Borrowing for such Interest Period shall instead be deemed to be a Notice of Conversion/Continuation or a Notice of Borrowing, as applicable, for (x) a Daily Simple CORRA Borrowing so long as the Adjusted Daily Simple CORRA is not also the subject of Section 2.09(a)(i) or 2.09(a)(ii) or (y) a Canadian Prime Rate Borrowing if the Adjusted Daily Simple CORRA is also the subject of Section 2.09(a)(i) or 2.09(a)(ii). Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.09(a) with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as the case may be, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion/Continuation in accordance with Section 2.10 or a new Notice of Borrowing in accordance with Section 2.02, (A) in the case of Loans denominated in U.S. Dollars, (1) any impacted Term SOFR Loan shall, on the last day of the then existing Interest Period applicable to such Loan, Convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Daily Simple SOFR is not also the subject of Section 2.09(a)(i) or 2.09(a)(ii) or (y) a Base Rate Loan if the Daily Simple SOFR is also the subject of Section 2.09(a)(i) or 2.09(a)(ii) and (2) any impacted Daily Simple SOFR Loan shall, on such day, Convert to, and shall constitute, a Base Rate Loan and (B) in the case of Loans denominated in Canadian Dollars, (1) any impacted Term CORRA Loan shall, on the last day of the then existing Interest Period applicable to such Loan, Convert to, and shall constitute, (x) a Daily Simple CORRA Loan so long as the Adjusted Daily Simple CORRA is not also the subject of Section 2.09(a)(i) or 2.09(a)(ii) or (y) a Canadian Prime Rate Loan if the Adjusted Daily Simple CORRA is also the subject of Section 2.09(a)(i) or 2.09(a)(ii) and (2) any impacted Daily Simple CORRA Loan shall, on such day, Convert to, and shall constitute, a Canadian Prime Rate Loan.

(b) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) (x) each Term SOFR Loan will automatically, on the final day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) each Term CORRA Loan will automatically, on the final day of the then existing Interest Period therefor, Convert into a Canadian Prime Rate Loan and (ii) the obligation of the Lenders to Convert Loans into Term SOFR Loans or Term CORRA Loans, as applicable, shall be suspended.

(c) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that the foregoing shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.

(iv) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR or the Adjusted Term CORRA) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the applicable Benchmark, the Borrower may revoke any request for a borrowing of, Conversion to or Continuation of a Term Benchmark Borrowing or RFR Borrowing to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in U.S. Dollars into a request for a borrowing of or Conversion to (A) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (y) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Canadian Dollars into a request for a borrowing of or Conversion to (A) a Daily Simple CORRA Borrowing so long as the Adjusted Daily Simple CORRA is not the subject of a Benchmark Transition Event or (B) a Canadian Prime Rate Borrowing if the Adjusted Daily Simple CORRA is the subject of a Benchmark Transition Event. Furthermore, if any Term Benchmark Loan or RFR Loan denominated in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.09, (1)(I) any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, Convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (II) any Daily Simple SOFR Loan shall on and from such day Convert to, and shall constitute, a Base Rate Loan and (2)(I) any Term CORRA Loan shall, on the last day of the Interest Period applicable to such Loan, Convert to, and shall constitute, (x) a Daily Simple CORRA Loan so long as the Adjusted Daily Simple CORRA is not the subject of a Benchmark Transition Event or (y) a Canadian Prime Rate Loan if the Adjusted Daily Simple CORRA is the subject of a Benchmark Transition Event and (II) any Daily Simple CORRA Loan shall on and from such day Convert to, and shall constitute, a Canadian Prime Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 2.10. Optional Conversion or Continuation of Loans. Subject to Section 2.09, the Borrower may on any Business Day, upon delivery to the Administrative Agent of a Notice of Conversion/Continuation, signed by a Senior Financial Officer of the Borrower (provided that if such Notice of Conversion/Continuation is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion) by the time that a Notice of Borrowing would be required under Section 2.02(a) if the Borrower were requesting a borrowing of the Type and currency resulting from such Conversion/Continuation to be made on the effective date of such Conversion/Continuation, to Convert the whole or any part of any Borrowing of one Type into a Borrowing of the other Type permitted with respect to the Agreed Currency in which such Borrowing is denominated pursuant to Section 2.01(c) or to Continue any Term Benchmark Borrowing for a new Interest Period; provided, however, (i) any Conversion or Continuation of Term Benchmark Loans shall be made only on the final day of the Interest Period applicable to such Term Benchmark Loans, (ii) any Conversion of (x) Base Rate Loans into Term SOFR Loans or (y) Canadian Prime Rate Loans into Term CORRA Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (iii) no Conversion of any Loans shall result in more separate

Borrowings than permitted under Section 2.02(b) and (iv) the Borrower shall not be permitted to change the currency of any Borrowing. Each Notice of Conversion/Continuation shall, within the restrictions specified above, specify (A) the date of such Conversion or Continuation, which shall be a Business Day, (B) the Borrowing to be Converted or Continued (and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) below shall be specified for each resulting Borrowing)), (C) the currency and Type of the resulting Borrowing and (D) if the resulting Borrowing is a Term Benchmark Borrowing, the duration of the Interest Period for such Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower. If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Term Benchmark Borrowing prior to the final day of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to Section 2.09, on the final day of such Interest Period (x) in the case of a Term SOFR Borrowing, such Borrowing shall be continued as a Term SOFR Borrowing for an additional Interest Period of one month or (y) in the case of a Term CORRA Borrowing, such Borrowing shall be continued as a Term CORRA Borrowing for an additional Interest Period of one month.

SECTION 2.11. Prepayments of Loans. (a) The Borrower may upon written notice given to the Administrative Agent not later than 12:00 noon, New York City time, (i) on the date of prepayment of any Base Rate Borrowing or Canadian Prime Rate Borrowing, (ii) at least three Business Days prior to the date of prepayment of any Term Benchmark Borrowing, (iii) at least three U.S. Government Securities Business Days prior to the date of prepayment of any Daily Simple SOFR Borrowing (if such Type of Borrowing is applicable pursuant to Section 2.09) and (iv) at least three RFR Business Days prior to the date of prepayment of any Daily Simple CORRA Borrowing (if such Type of Borrowing is applicable pursuant to Section 2.09) (or, in each case, such later time as shall be acceptable to the Administrative Agent), in each case, stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given (and not withdrawn as set forth below) the Borrower shall, prepay the outstanding principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part; provided, however, each partial prepayment of Loans shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each such notice shall be irrevocable; provided that a notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked (or the date of prepayment may be extended) by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b) All prepayments of any Borrowing will be without penalty or premium (subject to, in the case of any prepayment of a Term Benchmark Borrowing prior to the final day of the applicable Interest Period, the Borrower’s obligations pursuant to Section 8.04(c)), and will be applied pro rata to the Loans included in such Borrowing. Prepayments shall be accompanied by accrued interest to the date of prepayment on the principal amount prepaid.

(c) If the Acquisition shall not have been consummated (in accordance with the requirements set forth in Section 3.02(a)(i)) on or prior to the date that is ten Business Days after the Funding Date, then on the day that is two Business Days after such tenth Business Day, the Borrower shall prepay the aggregate principal amount of all Loans, together with all accrued interest thereon. For the avoidance of doubt, any Loan prepaid under this Section 2.11(c) may not be reborrowed.

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation subsequent to the date hereof or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), announced, issued, made or imposed subsequent to the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern), (ii) taxes considered excluded from “Taxes” under Section 2.15(a)(i) or Section 2.15(a)(iv), (iii) Taxes for which a Lender is not entitled to indemnification under Section 2.15(a) or Section 2.15(b) as a result of the failure of such Lender to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) and (iv) FATCA), then the Borrower shall, from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph.

(b) If any Lender acting reasonably determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s Commitment or other commitments of such type or Loans or other loans of such type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Commitment or Loans; provided, however, that the Borrower shall not be obligated to pay to such Lender such amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amounts.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) For the avoidance of doubt, this Section 2.12 shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity (i) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

SECTION 2.13. [Reserved].

SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon, New York City time, on the day when due in the Agreed Currency in which such Loans were made to the Administrative Agent at the account of the Administrative Agent set forth in the Administrative Questionnaire most recently provided by the Administrative Agent to the Borrower, in same day funds, except that payments pursuant to Sections 2.12, 2.15 and 8.04 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest and Ticking Fees ratably (subject to the proviso set forth in Section 2.05(a)) to the Lenders to which such amounts shall be payable for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the rate of interest referred to in clause (a) of the definition of the term “Base Rate”, the Term CORRA, the Daily Simple CORRA and the Canadian Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR, the Daily Simple SOFR or the rate of interest referred to in clause (b) or (c) of the definition of the term “Base Rate” and of Ticking Fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the final day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. For purposes of the Interest Act (Canada), whenever any interest is computed using a rate based on a year of 360 days, such rate determined pursuant to such computation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on a year of 360 days, multiplied by (ii) the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and divided by (iii) 360.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day (except as provided in the definition of “Interest Period” or “Maturity Date”), and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Overnight Rate.

SECTION 2.15. Taxes. (a) Subject to Sections 2.15(e), (f) and (h), any and all payments by any Loan Party under any Loan Document shall be made, in accordance with Section 2.14, except as required by Applicable Law, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which the any Loan Party makes payment hereunder, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income or capital (however denominated), branch profits taxes and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income or capital, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction in which the principal office or such Lender’s Applicable Lending Office is located or any political subdivision thereof, (ii) any United States federal withholding tax imposed under FATCA or Canadian equivalent legislation, (iii) Other Connection Taxes, (iv) any Canadian withholding taxes imposed by reason of such Lender or the Administrative Agent not being at arm’s length (within the meaning of the Income Tax Act (Canada) (the “ITA”)) with any Loan Party at the time the amount is paid or payable, (v) taxes imposed by reason of the holder or beneficial owner of a payment being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of the Borrower or not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Borrower or (vi) taxes imposed by reason of the Borrower being a “specified entity” (as defined in subsection 18.4(1) of the ITA) in respect of a holder or beneficial owner of any payment (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document referred to in clauses (i) through (vi) above being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, or, if the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum paid or payable under any Loan Document to any Lender, (i) the sum payable by such Loan Party shall be increased by such Loan Party as may be necessary so that, after making all required deductions (including deductions, whether by such Loan Party or the Administrative Agent, applicable to additional sums payable under this Section 2.15) such Lender and the Administrative Agent receive an amount equal to the sum they each would have received had no such deductions been made (for example, and without limitation of the generality of the foregoing, if the sum paid or payable hereunder from or in respect of which such Loan Party or the Administrative Agent shall be required to deduct any Taxes is interest, the interest payable by such Loan Party shall be increased by such Loan Party as may be necessary so that, after making all required deductions (including deductions applicable to additional interest), such Lender and the Administrative Agent each receive interest equal to the interest they each would have received had no such deduction been made), (ii) such Loan Party (or, as the case may be and as required by applicable law, the Administrative Agent) shall make such deductions and (iii) such Loan Party (or, as the case may be and as required by applicable law, the Administrative Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary, intangible, recording, filing or similar taxes or levies that arise from any payment made under any Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Loan Document, except any such taxes or similar levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)) (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.15(e) and 2.15(f), each Loan Party shall indemnify each Lender and the Administrative Agent for and hold each Lender and the Administrative Agent harmless against the full amount of Taxes or Other Taxes imposed on or paid by such Lender or the Administrative

Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes by or on behalf of any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii), (iii) and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Assumption pursuant to which it becomes a Lender, as the case may be, and from time to time thereafter as requested in writing by the Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with an executed copy of Internal Revenue Service Form W-9s or any subsequent versions thereof or successors thereto as required herein, in each case, certifying that such Lender is exempt from U.S. federal backup withholding tax. If any Lender fails to deliver Internal Revenue Service Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Loan Parties may withhold from any payment to such Lender the applicable backup withholding tax imposed by the Internal Revenue Code and remit such amount to the applicable taxation authority if required by Applicable Law, without reduction, and such Lender shall not be entitled to any additional amounts under this Section 2.15 with respect to Taxes imposed by the United States by reason of such failure.

(iii) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Assumption pursuant to which it becomes a Lender, as the case may be, and from time to time thereafter as requested in writing by the Borrower or upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with an executed copy of Internal Revenue Service form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form or documentation prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement and, (a) in the case of a Lender claiming the benefits of the exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D-1, or (b) to the extent a Lender is not the beneficial owner, executed copies of Internal Revenue Service form W-8IMY, accompanied by Internal Revenue Service form W-8ECI, Internal Revenue Service form W-8BEN, Internal Revenue Service form W-8BEN-E, a statement substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a statement substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner. If the form provided by a Lender under this Section 2.15 at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate form; provided, however, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement or at the date such Lender changes its Applicable Lending Office, the Lender assignor (or the Lender, if applicable) was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W- 8BEN-E or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(iv) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA or Canadian equivalent legislation if such Lender were to fail to comply with the applicable reporting requirements of FATCA or Canadian equivalent legislation (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for the Loan Parties to comply with its obligations under FATCA or Canadian equivalent legislation, to determine that such Lender has complied with such Lender’s obligations under FATCA or Canadian equivalent legislation or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.15(e)(iv), FATCA shall include any Treasury regulations or interpretations thereof.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e), such Lender shall not be entitled to indemnification under Section 2.15(a) or Section 2.15(c) with respect to Taxes imposed by reason of such failure.

(g) In the event that an additional payment is made under Section 2.15(a) or Section 2.15(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if such Loan Party had not been required to make such deduction or withholding; provided that such Loan Party, upon the request of such Lender, agrees to pay the amount paid over to such Loan Party (plus penalties, interest and other reasonable charges) to such Lender in the event such Lender is required to repay such credit, relief, remission or repayment to the applicable taxation authority. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or fees payable to it hereunder resulting in such Lender receiving payment of a proportion of the aggregate principal amount of its Loans and accrued interest thereon or such fees greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and the fees payable to them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.16 shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this Section 2.16 shall apply).

The Borrower and the Parent agree that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause more than an insubstantial disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.12 or 2.15, (ii) any Lender is a Defaulting Lender, (iii) any Lender is a Disqualified Lender or (iv) any Lender does not approve any consent, waiver or amendment that (x) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 8.01 and (y) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Parent, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.18. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely (a) to finance the cash portion of the purchase price for the Acquisition, (b) to finance the Target Debt Repayment, (c) to pay fees, costs and expenses incurred in connection with the Transactions and (d) to the extent of the remaining proceeds thereof, to refinance outstanding Indebtedness of the Parent and its Subsidiaries and to pay any fees, costs and expenses in connection therewith.

SECTION 2.19. [Reserved].

SECTION 2.20. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall record (i) the date, amount, currency and Type of each Loan made hereunder and, if applicable, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.21. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(i) the Ticking Fee shall cease to accrue on the amount of the Commitment of such Defaulting Lender pursuant to Section 2.05(a); and

(ii) the Commitment and the Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 8.01, require the consent of such Defaulting Lender in accordance with the terms hereof.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by any Loan Party of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(c) If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will take such actions as the Administrative Agent may determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change in the status as a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to the Effective Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01); provided that the obligations of the Lenders to make Loans are further subject to the satisfaction (or waiver in accordance with Section 8.01) of the conditions precedent set forth in Section 3.02:

(a) The Administrative Agent shall have executed a counterpart of this Agreement, and the Administrative Agent shall have received a counterpart of this Agreement executed by each of the other parties hereto (which, subject to Section 8.12(b), may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b) The Parent shall have paid, or caused to be paid, all fees and expenses payable by the Parent or the Borrower on or prior to the Effective Date under this Agreement, the Commitment Letter and the Fee Letters (in the case of expenses, to the extent invoiced at least two Business Days prior to the Effective Date).

(c) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by the President, a Vice President or a Senior Financial Officer of the Parent, dated the Effective Date, stating that:

(i) the representations and warranties by each Loan Party contained in each Loan Document are true and correct in all material respects on and as of the Effective Date (unless already qualified by materiality, in which case such representations and warranties are true and correct in all respects on and as of the Effective Date); and

(ii) no Default has occurred and is continuing.

(d) The Administrative Agent shall have received:

(i) A certificate of the Secretary, the Corporate Secretary, an Assistant Secretary or a Senior Financial Officer of each Loan Party, dated the Effective Date, attaching (A) the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents and the other documents to be delivered by such Loan Party hereunder, (B) certified copies of the resolutions of the board of directors or other applicable governing body of such Loan Party approving the Loan Documents to which it is a party and the transactions contemplated thereby, (C) a copy of the certificate of incorporation or comparable organizational document of such Loan Party, certificated as of a recent date prior to the Effective Date, (D) a copy of the by-laws or comparable organizational document of such Loan Party and (E) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction) dated as of a recent date.

(ii) An opinion of Gibson, Dunn & Crutcher LLP, special New York counsel to the Borrower and the Parent, in a form reasonably satisfactory to the Administrative Agent.

(iii) An opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to the Borrower, in a form reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Borrower and the Parent requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Administrative Agent or any Lender in writing of the Parent at least ten Business Days prior to the Effective Date.

(f) If (i) such information is requested by the Administrative Agent or any Lender of the Borrower at least ten Business Days prior to the Effective Date and (ii) the Borrower and/or the Parent qualify as a “legal entity customer” under the Beneficial Ownership Regulation, then the Administrative Agent and each requesting Lender shall receive, at least three Business Days prior to the Effective Date, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower and/or the Parent.

The Administrative Agent shall notify the Parent, the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Conditions Precedent to the Funding Date.

(a) Subject to Section 3.02(b), the obligation of each Lender to make a Loan hereunder is subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 8.01) of the following conditions:

(i) The Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Loans on the Funding Date (or the Borrower shall reasonably expect that, no later than two Business Days after the date of funding of the Loans, the Acquisition will be consummated), in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly, including any consent deemed granted as a result of a failure to object and including any modification of the terms of the Acquisition Agreement pursuant to the provisions thereof that expressly allow such modification “by mutual written agreement of the parties” or phrases to similar effect), by the Parent or any of its Subsidiaries, if such amendment, supplementation, modification, waiver or consent would be materially adverse to the interests of the Lenders without each of JPMorgan’s and MSSF’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (and the Borrower hereby agrees that it shall not permit any such amendment, supplementation, modification, waiver or consent to occur after the funding of the Loans), it being understood and agreed that (A) JPMorgan’s and MSSF’s consent shall be deemed to have been given if JPMorgan and MSSF do not object in writing to a written request for such consent within three Business Days after such written request is delivered to each of them, (B)(x) any amendment, supplement, modification, waiver or consent that results in a cumulative increase in the maximum aggregate cash portion of the purchase price payable under the Acquisition Agreement in excess of an amount equal to 15% of the maximum aggregate cash portion of the purchase price under the Acquisition Agreement as in effect on the Signing Date shall be deemed to be materially adverse to the interests of the Lenders (and any amendment, supplement, modification, waiver or consent that results in a cumulative increase not in excess of such amount shall be deemed not to be materially adverse to the interests of the Lenders) and (C) any amendment, supplement, modification, waiver or consent that results in a cumulative reduction of the purchase price payable under the Acquisition Agreement in excess of an amount equal to 15% of the purchase price under the Acquisition Agreement as in effect on the Signing Date shall be deemed to be materially adverse to the interests of the Lenders (and any amendment, supplement, modification, waiver or consent that results in a cumulative reduction not in excess of such amount shall be deemed not to be materially adverse to the interests of the Lenders, but only so long as, in the case of any such reduction in the purchase price, the Commitments hereunder are reduced in an amount necessary so that (1) the ratio of (x) total Commitments after such reduction to (y) the purchase price after such reduction is not greater than (2) the ratio of (x) total Commitments prior to such reduction to (y) the purchase price prior to such reduction).

(ii) Between the date of the Acquisition Agreement and the Effective Time (as defined in the Acquisition Agreement as in effect on the Signing Date) (or, if the Funding Date precedes the Effective Time, between the date of the Acquisition Agreement and the Funding Date) there shall not have occurred a Material Adverse Change (as defined in the Acquisition Agreement as in effect on the Signing Date) in respect of the Target.

(iii) The Target Debt Repayment shall have been consummated, or will be consummated substantially concurrently with the funding of the Loans on the Funding Date (or the Borrower shall reasonably expect that, no later than two Business Days after the funding of the Loans on the Funding Date, the Target Debt Repayment will be consummated).

(iv) The Lead Arrangers shall have received (A) audited consolidated balance sheets and the related audited consolidated statements of earnings, comprehensive income (loss), changes in equity and cash flows of the Parent for each of the most recent three fiscal years ending at least 60 days prior to the Funding Date and (B) unaudited consolidated condensed balance sheets and the related unaudited consolidated condensed statements of earnings, comprehensive income (loss), changes in equity and cash flows of the Parent for each fiscal quarter (other than the fourth fiscal quarter) ended since the date of the Parent’s most recent audited balance sheet delivered pursuant to clause (A) above and at least 40 days prior to the Funding Date, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year, in each case, prepared in accordance with GAAP; provided that the filing of the required financial statements on Form 10-K, Form 10-Q or Form 8-K by the Parent will be deemed to satisfy the applicable foregoing requirements, so long as a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

(v) The Administrative Agent shall have received a certificate signed by the President, a Vice President or a Senior Financial Officer of the Parent, dated the Funding Date and stating that the conditions precedent set forth in Sections 3.02(a)(i), 3.02(a)(ii) and 3.02(a)(ix) have been satisfied.

(vi) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Parent, dated the Funding Date and substantially in the form of Exhibit E.

(vii) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

(viii) The Parent shall have paid, or caused to be paid, all fees and expenses payable by the Parent or the Borrower on or prior to the Funding Date under this Agreement, the Commitment Letter and the Fee Letters (in the case of expenses, to the extent invoiced at least two (2) Business Days prior to the Funding Date).

(ix) On the Funding Date and, in the case of clauses (A) and (C), after giving effect to the borrowing of the Loans and the consummation of the other Transactions (including the Acquisition and the Target Debt Repayment, each as if it had occurred on the Funding Date), (A) there shall not exist any Event of Default under Section 6.01(a) or 6.01(e) (with respect to the Borrower or the Parent); (B)(1) the representations and warranties of the Target referenced in Section 6.2(b)(i) of the Acquisition Agreement as in effect on the Signing Date that are material to the interests of the Lenders (in their capacities as such) shall be true and correct in all respects (having regard to the Transactions, taken as a whole) as of the Signing Date and as of the Effective Date (or, if the Funding Date precedes the Effective Date, as of the Funding Date) (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date), (2) the representations and warranties of the Target referenced in Section 6.2(b)(ii) of the Acquisition Agreement as in effect on the Signing Date that are material to the interests of the Lenders (in their capacities as such) shall be true and correct in all respects as of the Signing Date (except for de minimis inaccuracies) and as of the Effective Date (or, if the Funding Date precedes the Effective Date, as of the Funding Date) (except for de minimis inaccuracies and having regard to the Transactions, taken as a whole) and (3) all representations and warranties of the Target referenced in Section 6.2(b)(iii) of the Acquisition Agreement as in effect on the Signing Date that are material to the interests of the Lenders (in their capacities as such) shall be true and correct in all respects (having regard to the Transactions, taken as a whole) as of the Signing Date and as of the Effective Date (or, if the Funding Date precedes the Effective Date, as of the Funding Date) (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date) (without giving effect to any “materiality” or Material Adverse Effect or similar qualification contained therein), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Target, but only (in the case of this clause (B)) to the extent that the Parent or the Borrower would have the right to terminate its obligations to consummate the Acquisition, or to decline to consummate the Acquisition, under the Acquisition Agreement as a result of any such representation or warranty failing to be so true and correct (the representations and warranties referred to in this clause (B), the “Acquisition Agreement Representations”); and (C) the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects). For the purposes of this Section 3.02(a)(ix), each of “Effective Date” and “Material Adverse Effect” has the meaning set forth in the Acquisition Agreement as in effect on the Signing Date.

(b) Solely with respect to any portion of the Loans the proceeds of which are to be used for the purposes described in clause (d) of Section 2.18, the obligation of each Lender to make a Loan hereunder is subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 8.01) of (x) the conditions set forth in Section 3.02(a) and (y) the following conditions:

(i) On the Funding Date, after giving effect to the borrowing of the Loans and the consummation of the other Transactions (including the Acquisition and the Target Debt Repayment, each as if it had occurred on the Funding Date), the following statements shall be true:

(A) the representations and warranties contained in Section 4.01 are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case such representations and warranties are true and correct in all respects) on and as of the Funding Date, as though made on and as of such date; and

(B) no Default has occurred and is continuing.

(ii) The Administrative Agent shall have received a certificate signed by the President, a Vice President or a Senior Financial Officer of the Parent, dated the Funding Date and stating that the conditions precedent set forth in Section 3.02(b)(i) have been satisfied.

The Administrative Agent shall notify the Borrower, the Parent and the Lenders of the occurrence of the Funding Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Parent (without limitation) and the Borrower (solely with respect to the representations and warranties set forth in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(h) and 4.01(k)(iii)) represents and warrants, on the Effective Date (other than with respect to Section 4.01(o)) and the Funding Date, as follows:

(a) Each Loan Party and each Material Subsidiary (i) is a Person duly continued, organized, formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its continuance, organization, formation or incorporation, (ii) is duly qualified to carry on business in all jurisdictions in which it carries on any business, except to the extent the failure to be so qualified would not have a Material Adverse Effect, and (iii) has full power and authority to own its properties and conduct its business as presently conducted.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action of such Loan Party and do not contravene (i) such Loan Party’s articles, charter, by-laws or similar organizational documents or (ii) any law or any contractual restriction binding on or affecting such Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by each Loan Party of each Loan Document to which it is a party.

(d) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Each Loan Document is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and may be subject to the discretion of courts with respect to the granting of equitable remedies and to the power of courts to stay proceedings for the execution of judgments.

(e) Each of (i) the Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of earnings, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of the Parent’s auditors thereon, and (ii) the Consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 2025, and the related Consolidated statements of earnings, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal quarter and the portion of the fiscal year then ended, copies of which have been made available to the Lenders prior to the Effective Date, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of the operations and cash flows of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied (in the case of clause (ii) above, subject to year-end adjustments and the absence of footnotes). Since December 31, 2024, there has been no Material Adverse Change.

(f) There is no action, suit, litigation or proceeding affecting the Parent or any of its Subsidiaries, including any Environmental Action, pending or, to the best of the Parent’s knowledge after reasonable investigation, overtly threatened, before any court, governmental agency or arbitrator that (i) is reasonably likely to be determined adversely, and if determined adversely, would have a Material Adverse Effect or (ii) purports to affect adversely the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(g) The Parent and each of its Subsidiaries, and their respective operations and properties, comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Neither the Borrower nor any of the Guarantors is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) The Parent and each of its Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed or, in the case of income taxes, required to be filed and where the failure to do so would cause the imposition of a penalty or interest, and in each case have paid all taxes shown thereon to be due, together with applicable interest and penalties other than taxes that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan;

(ii) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status;

(iii) neither the Parent nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan;

(iv) neither the Parent nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA; and

(v) with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Parent or any Subsidiary of the Parent that is not subject to United States law (a “Foreign Plan”):

(A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable GAAP.

(C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k) Foreign Assets Control Regulations, etc.

(i) None of the Borrower, any Guarantor or any of the Material Subsidiaries is a Sanctioned Person or located, organized or ordinarily resident in a Sanctioned Country.

(ii) No part of the proceeds of any Loan will be directly or knowingly indirectly used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person known by the Borrower or the Parent to be in violation of any Anti-Corruption Laws, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect, (B) for the purpose of funding, financing or facilitating any activities or business or transaction of or with any Person known to the Borrower or the Parent to be a Sanctioned Person, or in any country known to the Borrower or the Parent to be a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower, any Guarantor or any of the Material Subsidiaries, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect.

(iii) The Parent and the Borrower have each implemented and maintain in effect standards and procedures designed to ensure compliance by the Parent and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and the Parent, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each of the Borrower and the Parent, their respective agents, are in compliance with Anti-Corruption Laws in all material respects.

Where used in this Section 4.01(k), references to “knowingly” or “known” means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel, Assistant General Counsel, Treasurer or Assistant Treasurer of the Parent or the Borrower.

(l) To the knowledge of the Parent, all information, materials and documents (other than any information expressly disclaimed by the Parent and projections and forecasts) prepared by the Parent and delivered to the Administrative Agent in connection with this Agreement are true and accurate in all material respects as of the date of this Agreement except to the extent that any inaccuracy would not have a Material Adverse Effect.

(m) Neither the Parent nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used for a purpose which violates Regulations T, U or X of the Federal Reserve Board.

(n) Neither the Borrower nor any Guarantor is an Affected Financial Institution.

(o) As of the Funding Date, after giving effect to the consummation of the Transactions (including the Acquisition and the Target Debt Repayment, each as if it had occurred on the Funding Date), including the making of the Loans hereunder, and after giving effect to the application of the proceeds thereof, (i) the fair value of the assets of the Parent and its Subsidiaries, on a Consolidated basis, exceeds, on a Consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Parent and its Subsidiaries, on a Consolidated basis, is greater than the amount that will be required to pay the probable liability, on a Consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Parent and its Subsidiaries, on a Consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) the Parent and its Subsidiaries, on a Consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this

Section 4.01(o), the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

(p) The Parent, its Subsidiaries and their respective officers and employees and, to the knowledge of each of the Parent and the Borrower, their respective directors, are in compliance in all material respects with the Patriot Act.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any principal or interest on any Loan, or any fee payable hereunder, shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Parent (without limitation) and the Borrower (solely with respect to the affirmative covenants set forth in Sections 5.01(d) (as to the Borrower only) and 5.01(l)) will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the requirements applicable to each Foreign Plan and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom which is material to the Parent or any of its Subsidiaries attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance on all of its or their property which is of an insurable nature against such risks, in such amounts and in such manner as is usual in the case of corporations similarly situated and operating generally similar property and with such reputable insurance companies or associations as the Parent may select; provided that the Parent and its Subsidiaries may from time to time adopt other methods or plans of protection, including self-insurance, against such risks in substitution or partial substitution for the aforesaid insurance if such plans or methods shall, in the opinion of the appropriate senior officers of the Parent or its Subsidiaries, be in its or their best interest, and neither the Parent nor any of its Subsidiaries shall be required to keep insured any of its property in respect of which insurance is being provided by others for its benefit.

(d) Preservation of Corporate Existence, Etc. Subject to Section 5.02(a), maintain, and cause each other Loan Party to maintain, its corporate existence.

(e) Visitation Rights. At any reasonable time upon reasonable prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, at their own cost, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their senior officers or directors and with their independent auditors.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, its properties and assets that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except that nothing contained in this Section shall prevent the Parent or its Material Subsidiaries (i) from selling, leasing or otherwise disposing of any of its or their property or assets in one or a series of related transactions if the cumulative effect of such actions would not have a Material Adverse Effect or (ii) from ceasing to operate any of its or their property, assets or business, when in the opinion of the appropriate officers of the Parent or its Material Subsidiaries it shall be advisable and in its or their best interests to do so.

(h) Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i) as soon as available and in any event within sixty-five (65) days after the end of each of the first three Fiscal Quarters of the Parent, the Consolidated balance sheet of the Parent as of the end of such Fiscal Quarter and the Consolidated statements of earnings and cash flows of the Parent for the period commencing at the end of the previous fiscal year and ending with the end of such Fiscal Quarter, with a statement (subject to year-end adjustments and the absence of footnotes) by the chief financial officer or comptroller of the Parent stating that such Consolidated financial statements have been prepared in accordance with GAAP, together with a Compliance Certificate (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q (or any successor or comparable form) or a registration statement on Form S-1 or Form S-4 shall satisfy the requirements of this Section 5.01(h)(i) to the extent such annual reports or registration statement include the information specified in this Section 5.01(h)(i));

(ii) as soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Parent, a copy of the Consolidated financial statements of the Parent comprising the Consolidated balance sheet, the Consolidated statement of earnings, the Consolidated statement of comprehensive income, the Consolidated statement of changes in shareholders’ equity and the Consolidated statement of cash flows pertaining to such fiscal year, together with the report and opinion of its independent auditors thereon confirming that such financial statements have been prepared in accordance with GAAP, together with a Compliance Certificate (it being understood that the delivery by the Parent of annual reports on Form 10-K (or any successor or comparable form) or a registration statement on Form S-1 or Form S-4 shall satisfy the requirements of this Section 5.01(h)(ii) to the extent such annual reports or registration statements include the information specified in this Section 5.01(h)(ii));

(iii) in the case of each Default, as soon as possible and in any event within ten days after a Senior Financial Officer, General Counsel or Assistant General Counsel of the Parent has acquired knowledge of facts which constitute or give rise to such Default and provided that such Default is continuing on the date of such statement, a statement of the chief financial officer or chief executive officer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Parent sends to any of its securityholders, and copies of all reports and registration statements that the Parent or any Subsidiary files with the SEC or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Parent or any of its Subsidiaries of the type described in Section 4.01(f);

(vi) (A)ERISA Events and ERISA Reports. (x) Promptly and in any event within ten days after the Parent or any ERISA Affiliate knows or has reason to know that any ERISA Event which could reasonably be expected to have a Material Adverse Effect has occurred, a statement of the chief financial officer of the Parent describing such ERISA Event and the action, if any, that the Parent or such ERISA Affiliate has taken and proposes to take with respect thereto and (y) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(B) Plan Terminations. Promptly and in any event within three Business Days after receipt thereof by the Parent or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(C) Plan Annual Reports. Promptly (x) and in any event within thirty days after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan maintained, sponsored or contributed to by the Parent and (y) upon the request of the Administrative Agent, a copy of the Schedule SB with respect to any other Plan;

(D) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by the Parent or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, (y) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect or (z) the amount of liability incurred, or that may be incurred, by the Parent or any ERISA Affiliate in connection with any event described in clause (x) or (y); and

(vii) at the request of the Administrative Agent or any Lender through the Administrative Agent, such other information, report, certificates or other matters affecting its material business, affairs, financial condition, property or assets or the material business, affairs, financial condition, property or assets of any Material Subsidiary, as the Administrative Agent or such Lender may reasonably request, excluding any such information, report, certificates or other matters relating to any Person other than the Parent or any of its Affiliates which the Parent is prohibited from disclosing to the Lenders pursuant to a confidentiality agreement between the Parent and such Person.

(i) Environmental Covenants.

(i) Without limiting the generality of Section 5.01(a), the Parent shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws and Environmental Permits if the consequence of a failure to comply could reasonably be expected, either alone or in conjunction with any other such noncompliance, to have a Material Adverse Effect.

(ii) If the Parent or its Subsidiaries shall:

(A) receive or give any notice that a violation of any Environmental Law or Environmental Permit has or may have been committed or is about to be committed by the same, if such violation could reasonably be expected to have a Material Adverse Effect;

(B) receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of or liability under any Environmental Law or Environmental Permit, if such violation or liability could reasonably be expected to have a Material Adverse Effect; or

(C) receive any notice requiring the Parent or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Parent or a Subsidiary may be liable or responsible for costs associated with a response to or to clean-up a Release of Hazardous Materials into the environment or any damages caused thereby, if such action or liability could reasonably be expected to have a Material Adverse Effect;

the Parent shall promptly provide the Administrative Agent with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Administrative Agent from time to time all reasonable information requested by the Administrative Agent relating to the same.

(iii) The Parent shall notify the Administrative Agent promptly of any event or occurrence of which it is aware which could reasonably be expected to result in any violation of or liability under any Environmental Law or Environmental Permit if such event or occurrence could reasonably be expected to have a Material Adverse Effect.

(j) Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures to ensure compliance by each of the Parent and the Borrower with their respective representation and warranty in Section 4.01(k).

(k) Maintenance of Consolidated Debt to Consolidated Capitalization Ratio. Maintain, as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 5.01(h), a Consolidated Debt to Consolidated Capitalization Ratio which does not exceed 60%.

(l) Use of Proceeds. Use, and shall cause its Subsidiaries to use, the proceeds of the Loans solely as set forth in Section 2.18.

SECTION 5.02. Negative Covenants. So long as any principal or interest on any Loan, or any fee payable hereunder, shall remain unpaid or any Lender shall have any Commitment hereunder, neither the Parent (without limitation) nor the Borrower (solely with respect to Section 5.02(a) as to the Borrower only) will, unless the Required Lenders, the Administrative Agent and the Parent otherwise agree in writing in accordance with Section 8.01:

(a) Mergers, etc. Enter into or participate in, or permit the Borrower or any Guarantor Subsidiary to enter into or participate in, any transaction which would result in (x) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of the Parent or (y) the amalgamation, consolidation or merger of the Parent, the Borrower or any Guarantor Subsidiary into any other Person or the sale, transfer, conveyance, lease or other disposition of all or substantially all of the Parent’s or the Borrower’s undertakings and assets (in each case, determined on a Consolidated basis) to another Person, unless, in the case of clause (y):

(i) except in the case of the amalgamation, consolidation or merger of any Loan Party with one or more Subsidiaries or the transfer of all or substantially all of any Loan Party’s undertakings and assets to one or more Subsidiaries, at least two Debt Ratings of the successor or transferee are Investment Grade (unless the Required Lenders approve any such transaction where the Debt Ratings of the successor or transferee are not Investment Grade);

(ii) (A) in the case of any amalgamation, consolidation or merger involving the Parent or any such sale, transfer, conveyance lease or other disposition of the Parent’s undertakings and assets (determined on a Consolidated basis), the successor or transferee shall be a corporation organized under the laws of a State of the United States of America and (B) in the case of any amalgamation, consolidation or merger involving the Borrower or any such sale, transfer, conveyance lease or other disposition of the Borrower’s undertakings and assets (determined on a Consolidated basis), the successor or transferee shall be a corporation organized under the laws of Canada;

(iii) the successor or transferee executes and delivers to the Administrative Agent such documents, if any, as may, in the reasonable opinion of the Administrative Agent, be necessary to confirm the assumption by the successor or transferee of the obligations of such Loan Party under the Loan Documents to which it is a party; and

(iv) the Administrative Agent and the Lenders shall have received all information regarding the successor or transferee reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, if applicable, the Beneficial Ownership Regulation, including any related necessary documentation.

(b) Negative Pledge. (i) Create, or permit any of its Restricted Subsidiaries to create, any mortgage, hypothecation, charge or other encumbrance on any of its or their property or assets, present or future, to secure Indebtedness, unless at or prior thereto the Loans (prior to the occurrence of the Funding Date, up to the maximum aggregate amount of the Commitments then in effect) are equally and ratably secured by such property or assets or, at the option of the Parent, security in the form of other property having at such time a Value equal to (x) prior to the Funding Date, 150% of the aggregate Commitments at such time or (y) on and after the Funding Date, 150% of the aggregate principal amount of the Loans outstanding at such time is extended to the Administrative Agent and the Lenders; provided, however, that the preceding shall not apply to or operate to prevent the following:

(A) liens or other encumbrances, not related to the borrowing of money, incurred or arising by operation of law or in the ordinary course of business or incidental to the ownership of property or assets;

(B) pre-existing encumbrances on property or assets when acquired (including by way of lease);

(C) encumbrances or obligations to incur encumbrances (including under indentures, trust deeds and similar instruments) on property or assets of another Person existing at the time such other Person becomes a Subsidiary of the Parent, or is liquidated or merged into, or amalgamated or consolidated with, the Parent or a Subsidiary of the Parent or at the time of the sale, lease or other disposition to the Parent or a Subsidiary of the Parent of all or substantially all of the properties and assets of such other Person, provided that such encumbrances were not incurred in anticipation of such other Person becoming a Subsidiary of the Parent;

(D) encumbrances given by the Parent or any of its Restricted Subsidiaries in compliance with contractual commitments in existence at the date hereof or entered into prior to a Restricted Subsidiary becoming a Restricted Subsidiary;

(E) giving security by the Parent or a Subsidiary in favor of the Parent or any of its Subsidiaries;

(F) creating, issuing or suffering to exist or becoming liable on, or giving or assuming, any Purchase Money Mortgage;

(G) creating, issuing or suffering to exist or becoming liable on, or giving or assuming any mortgage, hypothecation, charge or other encumbrance in connection with Indebtedness which, by its terms, is non-recourse to the Parent or the Restricted Subsidiary;

(H) giving security on any specific property or asset in favor of a government within or outside the United States or any political subdivision, department, agency or instrumentality thereof to secure the performance of any covenant or obligation to or in favor of or entered into at the request of any such authorities where such security is required pursuant to any contract, statute, order or regulation;

(I) giving, in the ordinary course of business and for the purpose of carrying on the same, security on current assets to any bank or banks or others to secure any obligations repayable on demand or maturing, including any right of extension or renewal, within 12 months after the date such obligation is incurred;

(J) giving security on property or assets of whatsoever nature other than Restricted Property; provided, however, security on Restricted Property may be given to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of such Restricted Property or of the products derived from such Restricted Property;

(K) encumbrances arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such encumbrance is limited to the property or assets that are the subject of the relevant agreement;

(L) any encumbrance on any properties or facilities or any interest therein, construction thereon or improvement thereto incurred to secure all or any part of any Indebtedness relating to the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by the Parent or a Restricted Subsidiary, the plugging or abandonment of wells and the decommissioning or removal of structures or facilities located on such properties or facilities provided such Indebtedness is incurred prior to, during or within two years after the completion of reclamation and clean-up or such other activity;

(M) encumbrances in respect of the joint development, operation or present or future reclamation, clean-up or abandonment of properties, facilities and surrounding lands or related production or processing as security in favor of any other owner or operator of such assets for the Parent’s or any Restricted Subsidiary’s portion of the costs and expenses of such development, operation, reclamation, clean-up or abandonment;

(N) encumbrances on assets or property (including oil sands property) securing: (I) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property and the plugging and abandonment of wells thereon, (II) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (III) Indebtedness incurred by the Parent or any of its Subsidiaries to provide funds for the activities set forth in clauses (I) and (II) above, provided such Indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (I) and (II) above, and (IV) Indebtedness incurred by the Parent or any of its Subsidiaries to refinance Indebtedness incurred for the purposes set forth in clauses (I) and (II) above. Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (I) or (II) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

(O) encumbrances granted in the ordinary course of business in connection with Financial Instrument Obligations;

(P) deposits referred to in clause (a) of the proviso to the definition of Consolidated Debt to Consolidated Capitalization Ratio; and

(Q) any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any encumbrance referred to in the foregoing clauses; provided, however, that (i) such new encumbrance shall be limited to all or part of the property or assets which was secured by the prior encumbrance plus improvements on such property or assets and (ii) the Indebtedness, if any, secured by the new encumbrance is not increased from the amount of the Indebtedness secured by the prior encumbrance then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings;

and provided further that (I) in any event, the Parent and any Restricted Subsidiary shall be entitled to give security that would otherwise be prohibited hereby so long as the aggregate Indebtedness outstanding and secured under this clause (I) and the aggregate Indebtedness outstanding and secured under Section 5.02(b)(i)(N) does not at the time of giving such security exceed an amount equal to 10% of Consolidated Net Tangible Assets of the Parent at such time and (II) in no event shall the Parent or any Restricted Subsidiary be entitled to give security that would otherwise be permitted by Section 5.02(b)(i)(N) if such security secures Indebtedness which exceeds an amount equal to 10% of the Consolidated Net Tangible Assets of the Parent at such time.

(ii) Notwithstanding the foregoing, transactions such as the sale (including any forward sale) or other transfer of (A) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (B) any other interest in property of the character commonly referred to as a “production payment”, will not constitute secured Indebtedness for purposes of Section 5.02(b)(i) and will not result in the Parent being required to secure the Loans.

(iii) In the event security has been provided to the Administrative Agent and the Lenders in accordance with this Section 5.02(b) and, prior to the Funding Date, the maximum principal amount of the Commitments is thereafter permanently reduced at any time or from time to time or, after the Funding Date, the Loans are thereafter prepaid at any time or from time to time, the Parent may request once in each calendar year, and the Administrative Agent and the Lenders shall grant at the Parent’s expense, discharges of security as will ensure that the remaining security has a Value at such time equal to, to the satisfaction of the Administrative Agent and the Lenders acting reasonably, (x) prior to the Funding Date, 150% of the aggregate Commitments at such time or (y) on and after the Funding Date, 150% of the aggregate principal amount of the Loans outstanding at such time.

(c) [Reserved].

(d) Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Effective Date hereof, provided that the Parent and its Subsidiaries may engage in any Similar Business.

(e) Financing Debt of Certain Subsidiaries. Permit:

(i) the aggregate Financing Debt of all Material Subsidiaries (other than the Borrower or any Guarantor Subsidiary), on a Consolidated basis; plus, without duplication

(ii) the aggregate Indebtedness secured by security interests over Restricted Property given by the Parent or any Material Subsidiary in favor of Subsidiaries (other than the Borrower or any Guarantor Subsidiary) which are not Material Subsidiaries; plus, without duplication

(iii) the aggregate Financing Debt of Finance Co.; plus, without duplication

(iv) the amount by which the aggregate Financing Debt of any Subsidiary of the Parent (other than Finance Co. or a Material Subsidiary) exceeds an aggregate of US$750,000,000 and which Financing Debt is guaranteed by the Parent or any Material Subsidiary (whether directly or indirectly through corporate law applicable to unlimited liability companies), to exceed 17.5% of Consolidated Tangible Assets as of the last day of each Fiscal Quarter, as reported to the Lenders in accordance with Section 5.01(h); provided that, for the purpose of calculating the aggregate Financing Debt referred to in (i) above or the aggregate Indebtedness referred to in (ii) above, there shall be excluded (A) the Financing Debt of any Public Material Subsidiary or (B) any such Indebtedness secured by security interests over Restricted Property of any Public Material Subsidiary for so long as, in regard to any case referred to in (A) or (B), Publicly Traded Securities of the relevant Public Material Subsidiary are listed on any stock exchange and for 120 days (or such longer period as the Required Lenders may allow in their sole discretion) after the date that Publicly Traded Securities of such Public Material Subsidiary cease to be so listed.

(f) Financial Assistance by Material Subsidiaries. If any Material Subsidiary or Subsidiary thereof (in each case, other than the Borrower) gives, grants or becomes subject to any guarantee, indemnity or other form of financial assistance to or in favor of any Person in respect of Financing Debt of the Parent or any other Subsidiary, other than in respect of the Loans or any Centralized Banking Arrangements (each such guarantee, indemnity or other form of financial assistance, other than a guarantee, indemnity or other form of financial assistance in respect of the Loans or any Centralized Banking Arrangements, being a “Third Party Guarantee”), then the Parent shall ensure that such Material Subsidiary or Subsidiary thereof duly executes and delivers to the Administrative Agent on behalf of the Lenders a guarantee or other instrument on no less favorable terms, with such changes thereto as may be necessary in the context and acceptable to the Administrative Agent, acting reasonably, so that the obligations thereunder rank at least pari passu with the obligations under such Third Party Guarantee; provided, however, that:

(i) a Material Subsidiary or Subsidiary thereof shall be entitled to give, grant or become subject to a Third Party Guarantee in respect of Financing Debt of Wholly-Owned Subsidiaries of such Material Subsidiary; and

(ii) a Material Subsidiary or Subsidiary thereof which is a direct or indirect Wholly-Owned Subsidiary of a Material Subsidiary shall be entitled to give, grant or become subject to a

Third Party Guarantee in respect of Financing Debt of a Material Subsidiary or Subsidiary thereof of which (in either case) it is directly or indirectly a Wholly-Owned Subsidiary,

in either case, for so long as such Wholly-Owned Subsidiaries remain, directly or indirectly, wholly-owned by such Material Subsidiary, without being required by this Section 5.02(g) to execute and deliver a guarantee or other instrument to the Administrative Agent in accordance with the foregoing; and provided, further, however, that a Subsidiary which is not a Material Subsidiary need not execute and deliver such a guarantee or other instrument if and for so long as such Subsidiary, together with each other such Subsidiary which has given, granted, or become subject to a Third Party Guarantee and which has not executed and delivered a guarantee or other instrument to the Administrative Agent on behalf of the Lenders hereunder, has assets which have a value, as reflected in the Consolidated balance sheet of the Parent most recently delivered to the Lenders hereunder, of 10% or less of the value of the assets of the Parent and its Subsidiaries reflected therein (without giving effect to the non-cash ceiling test impairments and other changes as a consequence of Encana Corporation’s adoption of GAAP). Any Material Subsidiary that provides a guarantee to the Administrative Agent on behalf of the Lenders in accordance with this Section shall also provide such other documents and certificates as the Administrative Agent may reasonably request, and to the extent such Material Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall provide to any Lender that so requests a Beneficial Ownership Certification.

If any Subsidiary that provides a guarantee to the Administrative Agent on behalf of the Lenders in accordance with this Section is released from its Third Party Guarantee(s) (other than as a result of any payment being made under such Third Party Guarantee(s)), then, upon the request of the Parent or such Subsidiary for the release of such guarantee and provided that no Default has occurred and is continuing or would result from such release, such guarantee shall also be released (and the Administrative Agent shall promptly execute such documents and instruments as the Parent or such Subsidiary may reasonably request to evidence such release).

SECTION 5.03. Actions in Respect of Subsidiaries. Notwithstanding anything to the contrary provided in Section 5.01 or Section 5.02 whereby the Parent and/or the Borrower has covenanted to cause any Subsidiary to do or not to do any act or thing and (a) such Subsidiary is not a Wholly-Owned Subsidiary; (b) the Parent does not control the day to day operations of such Subsidiary (by operation of contract or otherwise); and (c) the portion of the Consolidated Tangible Assets of the Parent attributable to all of the Subsidiaries that meet the requirements of clauses (a) and (b) does not exceed 10% of the value of the Consolidated Tangible Assets of the Parent, as measured as of the end of the immediately preceding fiscal year, the Borrower and the Parent shall have complied with its covenants in that regard if it shall have used all reasonable efforts to cause such Subsidiary to comply with the requirements of Sections 5.01 and 5.02 or to remedy any breaches thereof; and with respect to any breach of Section 5.01 or 5.02 caused by any Subsidiary acting or failing to act in the manner required by such Section, the Parent’s and/or the Borrower’s obligation, as applicable, to use its reasonable efforts to prevent or remedy such breach shall only be applicable from and after the date that it becomes aware of such breach or the date it becomes aware such breach may occur, as the case may be; provided that this Section 5.03 shall not apply to (i) the covenants contained in Section 5.01(k), 5.01(l), 5.02(e) or 5.02(f), or (ii) any covenant if the breach thereof could reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Certain Guaranty and Collateral Matters.

(a) No Subsidiary (other than the Borrower) may be an obligor under any of the Existing Credit Agreements (or any refinancing or replacement thereof) or any of the Existing Indentures (or any refinancing or replacement thereof) unless, substantially concurrently therewith, such Subsidiary becomes a Guarantor Subsidiary hereunder and delivers a Guarantor Subsidiary Joinder and such other documents and certificates as the Administrative Agent may reasonably request. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Guarantor Subsidiary Joinder, such Subsidiary shall become a Guarantor Subsidiary under this Agreement, with the same force and effect as if originally named as such herein. Notwithstanding any other provision hereof or the other Loan Documents, the execution and delivery of any Guarantor Subsidiary Joinder shall not require the consent of any other party hereto. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to the guarantee under Article IX.

(b) None of the Existing Credit Agreements (or any refinancing or replacement thereof) or any of the Existing Indentures (or any refinancing or replacement thereof) may be secured by any Liens on any assets or properties of the Parent or any of its Subsidiaries (other than, in the case of the Existing U.S. Credit Agreement or the Existing Canadian Credit Agreement (or, in each case, any refinancing or replacement thereof), cash collateral in respect of letters of credit), unless the Loans and all other obligations of the Borrower or any Guarantor arising under the Loan Documents are equally and ratably secured by Liens on all such assets or properties on a pari passu basis (and all such Liens shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower or the Parent shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) either the Parent or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as to the corporate existence of the Borrower and the Parent only), 5.01(h)(iii), 5.01(k), 5.01(l), 5.02 or 5.04; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 45 days after written notice thereof shall have been given to the Parent by the Administrative Agent or any Lender; or

(d) the Parent or any Subsidiary (i) shall default in making payment when due of any Financing Debt (including all net obligations of the Parent or any Subsidiary pursuant to currency, interest rate and commodity price hedging and swap agreements, but excluding borrowings under this Agreement) (“Extended Financing Debt”) in an amount in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth and such default is not remedied by the Parent or such Subsidiary or is not waived by the lender or counterparty in respect of such Extended Financing Debt (including the lessor under any Finance Lease) within two Business Days or any longer grace or cure period that is available under applicable documentation to remedy such default, or (ii) causes or permits to exist any default or event of default under any agreement or agreements evidencing Extended Financing Debt if such default or event of default results in the acceleration of the payment of an aggregate amount of Extended Financing Debt in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth; or

(e) the Parent or any of the Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent or any of the Material Subsidiaries seeking to adjudicate it to be bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets) and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any material part of its property (other than any Non-Recourse Assets)) shall occur; or the Parent or any of the Material Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (e); or

(f) any final judgment or order (subject to no further right of appeal) is rendered against the Parent or any Material Subsidiary for the payment of money in excess of the greater of US$200,000,000 and two (2%) percent of Consolidated Net Worth (other than any such judgment or order in favor of a lender that is a Non-Recourse Creditor, in respect of which such lender’s recourse pursuant to such judgment or order or otherwise is limited to the specific Project in respect of which the debt which is the subject of such judgment or order was granted was incurred) and under which enforcement proceedings have commenced and have not been stayed, and which remains undischarged or unstayed for a period of forty-five (45) days; provided that any such final judgment or order rendered only with respect to a Material Subsidiary which is not a Restricted Subsidiary shall not be an Event of Default if the Parent would (in the reasonable opinion of the Required Lenders as evidenced by their signatures on a confirmation thereof) be able to satisfy the financial tests set forth in Sections 5.01(k) and 5.02(e), calculated as of the date of such final judgment or order (and not as of the last day of the immediately preceding Fiscal Quarter), which tests shall be conducted after provision has been made for the payment of such final judgment or order; or

(g) any final non-monetary judgment or order (subject to no further right of appeal) shall be rendered against the Parent or any of the Material Subsidiaries that could be reasonably expected to have (i) a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order shall not be in effect or (ii) an adverse effect on the legality, validity or enforceability of the Loan Documents; or

(h) a Change in Control shall occur; or

(i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Loan Parties party thereto, or any Loan Party shall so state in writing, in each case, other than as a result of a release of any Guarantor Subsidiary from its obligations under such Loan Document as expressly provided in this Agreement or such Loan Document; or

(j) the Parent or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur, liability in excess of US$200,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Parent or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the termination within the meaning of Title IV of ERISA of a Multiemployer Plan;

then, and in any such event, but subject to the next following paragraph, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement or any other Loan Document to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, further, however, in the event of an actual or deemed entry of an order for relief with respect to the Borrower or the Parent under the Federal Bankruptcy Code, the Companies Creditors’ Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy or insolvency law or any other similar Applicable Law or an actual or deemed entry of an order for the appointment of a receiver, trustee, custodian or other similar official for the Borrower or the Parent or for any material part of their respective property (other than any Non-Recourse Assets), (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the Parent.

Notwithstanding the foregoing, prior to the funding of the Loans on the Funding Date, neither the Lenders nor the Administrative Agent shall be entitled to terminate the Commitments due to an Event of Default (other than any Event of Default specified in Section 6.01(a) or, with respect to the Borrower or the Parent, Section 6.01(e) that shall have occurred and is continuing); provided that, for the avoidance of doubt, (a) the making of Loans shall be subject to the satisfaction of the conditions set forth in Section 3.02, and nothing in this paragraph shall affect the rights of the Administrative Agent and the Lenders with respect to such conditions, (b) if applicable, the Commitments shall reduce as provided under Section 2.06, (c) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to any Event of Default specified in Section 6.01(a) or, with respect to the Borrower or the Parent, Section 6.01(e) and (d) the acceleration of the Loans, interest thereon and other amounts payable under the Loan Documents shall be permitted at any time after the funding of the Loans on the Funding Date to the extent that an Event of Default has occurred and is continuing at such time.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each Lender hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties shall have rights as a third-party beneficiary of any of such provisions, other than the Parent’s right of approval set forth in Section 7.06(a). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Parent and its Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided, or as the Administrative Agent shall believe in good faith to be provided, for herein or in the other Loan Documents) and, unless and until revoked in writing, such direction shall be binding upon each Lender; provided that (A) the Administrative Agent shall not be required to take any action that, in its reasonable opinion or on the reasonable advice of counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (B) the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided, or as the Administrative Agent shall believe in good faith to be provided, for herein or in the other Loan Documents) prior to the exercise of any such directed action and may refrain from acting until such clarification or direction has been provided; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Loan Documents), or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice (stating it is a “notice of default”) describing such Default is given to the Administrative Agent in writing by the Parent, the Borrower or a Lender. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, sufficiency, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent (i) shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, the Parent or any Lender as a result of (A) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender or (B) any determination of the U.S. Dollar Equivalent and (ii) shall not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Lenders and will not have any liability with respect to any assignment or participation made to a Disqualified Lender, it being further understood and agreed that the Administrative Agent will be authorized to disclose the list of Disqualified Lenders to the Lenders and the Lenders will be authorized to disclose such list, on a confidential basis, to potential assignees and participants.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 8.07. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lenders severally agree to indemnify the Administrative Agent, its sub-agents and their respective Related Parties (in such capacity (or acting on behalf of the Administrative Agent in such capacity) and to the extent not reimbursed by the Borrower), ratably according to the Lenders’ respective pro rata shares (determined as of the time that the applicable indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, its sub-agents or any of their respective Related Parties in any way relating to or arising out of any Loan Document or the Loans, any action taken or omitted by the Administrative Agent under any Loan Document or the consummation, performance or enforcement of the transactions contemplated by the Loan Document or the Loans (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lead Arranger, the Syndication Agent, any Documentation Agent, any Lender or a third party. The respective obligations of the Lenders under this Section 7.05 are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate principal amount of the Loans or Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if the foregoing shall no longer be outstanding or in effect at such time).

SECTION 7.06. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give written notice of its resignation to the Lenders, the Borrower and the Parent and may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the prior approval of the Parent so long as no Default shall have occurred and be continuing (which approval will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders’ removal of the retiring Administrative Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders hereunder, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower and/or the Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent as contemplated by clause (i) above).

SECTION 7.07. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnity provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.08. Acknowledgements of Lenders. (a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Parent or its Subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, the Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, the Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Parent and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Funding Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.08(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the Overnight Rate from time to time in effect.

(iii) The Loan Parties hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party under the Loan Documents, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 7.08(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Loan Parties under any Loan Document.

(d) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Parent and its

Subsidiaries) between the Parent and its Subsidiaries, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Parent and its Subsidiaries may provide information, including updates to previously provided information to JPMorgan and its Affiliates acting in different capacities, including as a lender, lead bank, arranger or potential securities investor, independent of the role of JPMorgan as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of the Parent and its Subsidiaries that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Parent, its Subsidiaries or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders or any formal or informal committee or ad hoc group of such Lenders, including at the direction of the Loan Parties.

SECTION 7.09. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, the Syndication Agent or the Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.10. Certain ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments;

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14),

(2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) Section 7.10(a)(A) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 7.10(a)(D), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 7.11. Posting of Communications; Approved Borrower Portal. (a) The Borrower and the Parent agree that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on the Approved Electronic Platform. The Administrative Agent and the Lenders agree that the Borrower and the Parent may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

(b) Although each of the Approved Electronic Platform and the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Borrower and the Parent acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower or the Parent that are added to the Approved Electronic Platform or the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Borrower and the Parent hereby approves distribution of (i) the Communications through the Approved Electronic Platform and (ii) the Borrower Communications through the Approved Borrower Portal and, in each case, understands and assumes the risks of such distribution.

(c) EACH OF THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS AND THE BORROWER COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE

COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PORTAL OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, THE PARENT’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR THE BORROWER’S OR THE PARENT’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL, EXCEPT, IN THE CASE OF ANY APPLICABLE PARTY, FOR DIRECT DAMAGES TO THE BORROWER OR THE PARENT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH APPLICABLE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Each of the Lenders, the Borrower and the Parent agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store (i) the Borrower Communications on the Approved Borrower Portal or (ii) the Communications on the Approved Electronic Platform, in each case, in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower or the Parent to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and, in the case of this Agreement, signed by the Required Lenders, the Administrative Agent, the Borrower and the Parent or, in the case of any other Loan Document, signed by the Loan Parties party thereto and the Administrative Agent, in each case with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders, in each case, that shall be required for the Lenders or any of them to take any action hereunder, (B) amend Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby,

(C) amend this Section 8.01 or (D) release or limit the obligations of the Parent in respect of its guarantee under Article IX and (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (A) increase or extend the Commitments (including any extension as a result of any amendment or waiver of the definition of the term “Commitment Termination Date”), (B) reduce the principal of, or rate of interest on, the Loans or any fees payable hereunder or (C) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees payable to the Lenders hereunder; provided that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

(b) Notwithstanding anything to the contrary in Section 8.01(a):

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, the Parent and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (ii)(A), (ii)(B) or (ii)(C) of the first proviso in Section 8.01(a) and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification;

(iii) in the case of any amendment, waiver or other modification referred to in the first proviso of Section 8.01(a), no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iv) this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.09(c) and 5.02(a)(iii); and

(v) the Administrative Agent may enter into collateral, guarantee and intercreditor agreements as contemplated by Sections 5.02(b), 5.02(f) and 5.04.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 8.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail as follows:

(i) if to the Parent, the Borrower or a Guarantor Subsidiary, to it (or, in the case of the Borrower or a Guarantor Subsidiary, to it in care of the Parent) at the following address: at Republic Plaza, 370 17th Street, Suite 1700, Denver, Colorado, 80202, USA, Attention: Treasurer, e-mail: Troy.Cudmore@ovintiv.com, Michael.Yuzwa@ovintiv.com, and Anna.Chu@ovintiv.com;

(ii) if to the Administrative Agent from the Borrower or the Parent, to JPMorgan at the address (or e-mail) separately provided to the Parent;

(iii) if to the Administrative Agent from any Lender, to JPMorgan at the address (or e-mail) set forth in the Administrative Questionnaire; and

(iv) if to a Lender, to it at its address (or e-mail) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through e-mail or other electronic communications shall be effective as provided in Section 8.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may, in addition to e-mail, be delivered or furnished by electronic communication (including Internet or intranet websites) or using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such electronic communication or using the Approved Electronic Platform. The Administrative Agent, the Borrower or the Parent, as applicable, may, in its discretion and in addition to e-mail, agree to accept notices and other communications to it hereunder by other electronic communications (including an Approved Borrower Portal) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to the Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or e-mail for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender, by notice to the Borrower, the Parent and the Administrative Agent).

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay promptly upon presentation of a statement of account all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers, the Syndication Agent and the Documentation Agents in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit and insurance expenses and (ii) the reasonable and documented fees and expenses of a single firm of counsel and of a single firm of Canadian counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (and, if reasonably deemed by the Administrative Agent to be necessary, a single firm of local counsel in each other appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)). The Borrower further agrees to pay promptly on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including, without limitation, reasonable and documented counsel fees and expenses (which shall be limited to a single firm of counsel for the Administrative Agent and the Lenders and a single firm of Canadian counsel (and, if reasonably deemed by the Administrative Agent and the Lenders to be necessary, a single firm of local counsel in each other appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict notifies the Borrower of such conflict, of another firm of counsel for the affected Persons similarly situated (and, if reasonably deemed by such affected Persons to be necessary, one additional firm of Canadian counsel and one additional firm of local counsel in each other appropriate jurisdiction))), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any of the Loan Documents, including, without limitation, reasonable and documented fees and expenses of counsel (as described above) in connection with the enforcement of rights under this Section 8.04(a).

(b) In addition to any liability of the Borrower under any other provisions of this Agreement, the Borrower agrees to indemnify and hold harmless the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Documentation Agents and each Lender and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees, charges and disbursements of counsel, but limited to the reasonable and documented fees, charges and disbursements of a single firm of counsel representing all of the Indemnified Parties, taken as a whole, and, if reasonably deemed by the Indemnified Parties to be necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict notifies the Borrower of such conflict, of another firm of counsel for the affected Indemnified Parties similarly situated (and, if reasonably deemed by the applicable Indemnified Parties to be necessary, one additional firm of local counsel in each appropriate jurisdiction))), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Agreement or any other Loan Document, except (i) in the case of any Indemnified Party, to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s bad faith, gross negligence or willful misconduct and (ii) to any claim, damage, loss, liability or expense that does not involve an act or omission of the Borrower or its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claims, actions, suits, inquiries, litigation, investigation or proceeding against any of the Administrative Agent, any Lead

Arranger, the Syndication Agent or any Documentation Agent in its capacity or in fulfilling its role as such). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity will be effective whether or not such investigation, litigation or other proceeding is brought by the Parent, the Borrower or any of their respective directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto.

(c) If any payment of principal of, or Conversion of, any Term Benchmark Loan is made by the Borrower to or for the account of a Lender other than on the final day of the Interest Period for such Loan, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Loans pursuant to Section 6.01, the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. The amount payable to the Administrative Agent hereunder shall be set forth in a certificate delivered by the applicable Lender to the Administrative Agent and the Borrower (which certificate shall contain reasonable details concerning the calculation of the amount payable) and shall be prima facie evidence thereof, in the absence of manifest error.

(d) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.12 and 2.15 and in this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

(e) Each of the Loan Parties agrees not to assert any claim against any of the Administrative Agent, the Lead Arrangers, the Syndication Agent, the Documentation Agents or any Lender or any of their respective Affiliates or their or their Affiliates’ respective officers, directors, employees, agents or advisors (each, a “Lender-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet, the Approved Electronic Platform and the Approved Borrower Portal) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 8.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Parent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.

(b) To the extent permitted by applicable law, at any time a Lender is a Defaulting Lender pursuant to clauses (i) or (ii) of the definition thereof, or while a Lender Insolvency Event exists with respect to such Lender or its Parent Company, the Loan Parties are hereby authorized without prior notice to such Defaulting Lender or to any other Person, such notice being expressly waived by such Defaulting Lender, to set-off and apply any and all deposits (general and special but excluding security deposits) held by such Defaulting Lender (or any Subsidiary of such Defaulting Lender) to or for the credit of or the account of any Loan Party against and on account of the Loans and any accrued interest owing by the Borrower to such Defaulting Lender under this Agreement, regardless of whether the obligations in respect of such deposits or Loans are contingent or unmatured. The Parent shall provide the Administrative Agent and the applicable Defaulting Lender with prompt notice of the exercise of any of its rights under this Section; provided that:

(i) any Centralized Banking Arrangements shall take priority over any Loan Party’s rights under this Section;

(ii) prior to receipt of such notice by the Administrative Agent, the Administrative Agent shall not be obligated to reflect such set-off in the allocation of its payments to Lenders under Section 2.14; and

(iii) after receipt of such notice by the Administrative Agent, such Defaulting Lender irrevocably authorizes the Administrative Agent to rely on such notice and to allocate payments from the Borrower to the Lenders in a manner which gives effect to such set-off (notwithstanding any provisions in Section 2.14 to the contrary); and each of the Loan Parties agrees to indemnify the Administrative Agent and its Related Parties from any claims made against any of them by a Defaulting Lender in connection with this Section 8.05(b), all in accordance with Section 11.2 (and for such purposes a claim from a Defaulting Lender shall be deemed to be a third party claim).

SECTION 8.06. Binding Effect; Integration. This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Parent, the Borrower, the Guarantor Subsidiaries, the Administrative Agent and each Lender and their respective successors and assigns, except that (other than as expressly provided in Section 5.02(a)(iii)) no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void). This Agreement, the other Loan Documents and any separate fee letters entered into in connection with the credit facility provided for herein constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates with respect to the credit facility established hereunder under the Commitment Letter or any commitment advices submitted by any Lender (but do not supersede any provisions of the Commitment Letter that by the terms thereof survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

SECTION 8.07. Assignments and Participations. (a) Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment or the aggregate principal amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than the U.S. Dollar Equivalent of US$10,000,000 or an integral multiple of the U.S. Dollar Equivalent of US$1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) such assignment is to any Specified Permitted Lender or (y) after the Funding Date, (1) an Event of Default under Section 6.01(a) or 6.01(e) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Parent shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of US$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent or any of its Subsidiaries or other Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) any Disqualified Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 and subject to the obligations of Section 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), a Disqualified Lender or the Parent or any of its Subsidiaries or other Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Parent, the Borrower, the other Loan Parties, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso in Section 8.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any successor regulation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.15 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties, independent auditors and other experts on a confidential and “need to know” basis; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, with respect to which such Person shall seek the confidential treatment of such Confidential Information); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Parent, its Subsidiaries, and its or their obligations under this Agreement or any other Indebtedness or payments hereunder or thereunder; (g) on a confidential basis, to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the indebtedness under this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the indebtedness under this Agreement; (h) solely with respect to data about the transaction of the type customarily provided to such entities, to market data collectors and similar services providers to such Person in connection with the administration and management of the credit facility hereunder or (i) otherwise with the consent of the Parent. Notwithstanding the foregoing, nothing in this Section 8.08 shall prohibit any Person from voluntarily disclosing or providing any Confidential Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 8.08 shall be prohibited by the laws or regulations applicable to such organization.

SECTION 8.09. Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 8.10. Governing Law. This Agreement, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the determination of the accuracy of any Acquisition Agreement Representations and any materiality, Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date) or Material Adverse Change (as defined in the Acquisition Agreement as in effect on the Signing Date) standard applicable to such Acquisition Agreement Representations and (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the Laws (used in this Section 8.10 with the meaning provided in the Acquisition Agreement as in effect on the Signing Date) of the province of Alberta and the federal Laws of Canada applicable therein, without regard to principles of conflicts of law that would direct the application of the laws of another jurisdiction.

SECTION 8.11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.12. Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts,

each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any Guarantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the Loan Parties hereby (A) agrees that, for all purposes, including, without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 8.13. Jurisdiction, Etc. (a) Each of the parties hereto unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Loan Party, the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of

New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court; provided that, notwithstanding the foregoing, the parties may commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Loan Party or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in courts of provinces of Alberta or British Columbia or, to the fullest extent permitted by Applicable Law, in any federal court of Canada. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 8.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 8.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Parent and its Subsidiaries and any Lead Arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Lead Arranger, the Administrative Agent or any Lender has advised or is advising the Parent or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lead Arrangers, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Parent and its Affiliates, on the one hand, and the Lead Arrangers, the Administrative Agent and the Lenders, on the other hand, (iii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Lead Arrangers, the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any of its Affiliates, or any other Person; (ii) none of the Lead Arrangers, the Administrative Agent and the Lenders has any obligation to the Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arrangers, the Administrative Agent and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent and its Affiliates, and none of the Lead Arrangers, the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Parent or its Affiliates. To the fullest extent permitted by Applicable Law, the Loan Parties hereby waive and release any claims that they may have against any of the Lead Arrangers, the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE IX

GUARANTEE

SECTION 9.01. Guarantee.

(a) Guarantee of Obligations. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally with the other Guarantors, to the Beneficiaries the payment and performance of all of the Obligations, together with interest thereon as provided in Section 9.04(d).

(b) Indemnity. If any or all of the Obligations are not duly paid or performed by the Borrower and are not recoverable under Section 9.01(a) for any reason whatsoever, each Guarantor will, as a separate and distinct obligation and jointly and severally with the other Guarantors, indemnify and save harmless the Beneficiaries from and against all losses resulting from the failure of the Borrower to pay and perform such Obligations.

(c) Guarantors as Principal Obligors. The guarantee set forth in this Article IX is a guaranty of payment and not of collection. If any or all of the Obligations are not duly paid or performed by the Borrower and are not recoverable under Section 9.01(a) or the Beneficiaries are not indemnified under Section 9.01(b), in each case, for any reason whatsoever, such Obligations shall, as a separate and distinct obligation, be recoverable by the Beneficiaries from each Guarantor as the primary obligor and principal debtor in respect thereof and shall be paid to the Beneficiaries forthwith after demand therefor as provided herein.

(d) Guarantee Absolute and Unconditional. The liability and obligations of the Guarantors hereunder shall be continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be reduced, released, discharged, limited or otherwise affected by:

(i) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, Person or otherwise, including any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release of any of the Obligations, covenants or undertakings of the Loan Parties under the Loan Documents;

(ii) any modification or amendment of or supplement to the Obligations;

(iii) any loss of or in respect of any security held by or on behalf of the Beneficiaries, whether occasioned by the fault of the Beneficiaries or otherwise, including any release, non-perfection or invalidity of any such security;

(iv) any change in the existence, structure, constitution, name, control or ownership of the Parent, the Borrower, any other Subsidiary or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent, the Borrower, any other Subsidiary or any other Person or their respective assets;

(v) the existence of any set-off, counterclaim, claim or other right which the Guarantors, the Borrower or any other Subsidiary may have at any time against the Beneficiaries or any other Person, whether in connection with this Agreement, any other Loan Document or any unrelated transaction;

(vi) any provision of Applicable Law purporting to prohibit or limit the payment by the Parent, the Borrower or any other Subsidiary, as applicable, of any Obligation, and the foregoing is hereby waived by the Guarantors to the extent permitted under Applicable Law;

(vii) any limitation, postponement, prohibition, subordination or other restriction on the right of a Beneficiary or any other Person on behalf of a Beneficiary to payment of the Obligations;

(viii) any release, substitution or addition of any other guarantor of the Obligations;

(ix) any defense arising by reason of any failure of any Beneficiary or any other Person on a Beneficiary’s behalf to make any presentment, demand, or protest or to give any other notice, including notice of acceptance of this Agreement, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations;

(x) any defense arising by reason of any failure of a Beneficiary or any other Person on behalf of a Beneficiary to proceed against the Parent, the Borrower, any other Subsidiary or any other Person, or to apply or exhaust any security held from the Parent, the Borrower, any other Subsidiary or any other Person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantors or any other Person, or to pursue any other remedy available to the Beneficiaries or any other Person on behalf of the Beneficiaries;

(xi) any defense arising by reason of the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any security or guarantee in support thereof, or by reason of any incapacity, lack of authority, or other defense of the Parent, the Borrower, any other Subsidiary or any other Person, or by reason of any limitation, postponement or prohibition on a Beneficiary’s rights to payment or on another Person’s rights to payment on behalf of a Beneficiary, or the cessation from any cause whatsoever of the liability of the Parent, the Borrower, any other Subsidiary or any other Person with respect to all or any part of the Obligations (other than irrevocable payment to the Beneficiaries in full and in cash of the Obligations), or by reason of any act or omission of the Beneficiaries or others which directly or indirectly results in the discharge or release of the Parent, the Borrower, any other Subsidiary or any other Person or of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(xii) any defense arising by reason of the failure by a Beneficiary or any other Person on behalf of a Beneficiary to obtain, register, perfect or maintain any security in or upon any property of the Parent, the Borrower, any other Subsidiary or any other Person, or by reason of any interest of the Beneficiaries or any other Person on behalf of the Beneficiaries in any property, whether as owner thereof or as holder of security therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral;

(xiii) any defense arising by reason of the failure of the Beneficiaries or any other Person on behalf of the Beneficiaries to marshal assets;

(xiv) to the extent permitted under Applicable Law, any defense based upon any failure of the Beneficiaries or any other Person on behalf of the Beneficiaries to give to the Parent, the Borrower or any other Subsidiary notice of any sale or other disposition of any property securing any or all of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property;

(xv) any defense based upon or arising out of any bankruptcy, insolvency,

reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Parent, the Borrower, any other Subsidiary or any other Person, including any discharge or bar against collection of any of the Obligations; or

(xvi) any other law, event or circumstance or any other act or failure to act or delay of any kind by the Parent, the Borrower, any other Subsidiary, the Beneficiaries or any other Person, which might, but for the provisions of this Section, vary the risk of any Guarantor or constitute a legal or equitable defense to or discharge, limitation or reduction of the Guarantors’ obligations hereunder, other than as a result of the payment or extinguishment in full and in cash of the Obligations.

(e) The foregoing provisions apply and the foregoing waivers, to the extent permitted under Applicable Law, shall be effective even if the effect of any action or failure to take action by the Beneficiaries or any other Person on behalf of the Beneficiaries is to destroy or diminish the Guarantors’ subrogation rights, the Guarantors’ right to proceed against the Parent, the Borrower or any other Subsidiary for reimbursement, the Guarantors’ right to recover contribution from any other guarantor or any other right or remedy of the Guarantors.

SECTION 9.02. Dealings with the Borrower and Others.

(a) No Release. The Beneficiaries, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantors’ liability and obligations hereunder, may:

(i) grant time, renewals, extensions, indulgences, releases and discharges to the Parent, the Borrower, any other Subsidiary or any other guarantor or endorser;

(ii) take or abstain from taking security or collateral from the Parent, the Borrower, any other Subsidiary or any other guarantor or endorser or from perfecting security or collateral of the Parent, the Borrower, any other Subsidiary or any other guarantor or endorser;

(iii) accept compromises from the Parent, the Borrower, any other Subsidiary or any other guarantor or endorser;

(iv) subject to this Agreement and the other Loan Documents, apply all money at any time received from the Parent, the Borrower or any other Subsidiary or from security upon such part of the Obligations as the Beneficiaries may see fit or change any such application in whole or in part from time to time as the Beneficiaries may see fit; or

(v) otherwise deal with the Parent, the Borrower, any other Subsidiary and all other Persons and security as the Beneficiaries may see fit.

(b) No Exhaustion of Remedies. The Beneficiaries shall not be bound or obligated to exhaust their recourse against the Parent, the Borrower, any other Subsidiary or other Persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Section 9.04) before the Beneficiaries shall be entitled to demand, enforce and collect payment from the Guarantors hereunder.

(c) Evidence of Obligations. Any account settled or stated in writing by or between a Beneficiary or the Beneficiaries, as the case may be, and the Parent, the Borrower or any Subsidiary, as

applicable, shall be prima facie evidence that the balance or amount thereof appearing due to the same is so due.

(d) No Set-Off. In any claim by the Beneficiaries against the Guarantors under this Article IX, the Guarantors shall not claim or assert any set-off, counterclaim, claim or other right that any of the Parent, the Borrower, the Guarantor Subsidiaries or any other Subsidiary may have against one or more of the Beneficiaries.

SECTION 9.03. Term of Guarantee.

(a) Continuing Guarantee. This provisions of this Article IX shall be a continuing guarantee and shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by any Beneficiary for any reason whatsoever (including the insolvency, bankruptcy, reorganization, receivership or similar proceeding of the Parent, the Borrower or any other Subsidiary, as applicable), all as though such payment had not been made.

(b) Revival of Indebtedness. If, at any time, all or any part of any payment previously received by a Beneficiary and applied to any Obligation must be rescinded or returned by such Beneficiary for any reason whatsoever (including the insolvency, bankruptcy, reorganization, receivership or similar proceeding of the Parent, the Borrower or any other Subsidiary, as applicable), such Obligation shall, for the purpose of this Article IX, to the extent that such payment must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such Beneficiary, and the provisions of this Article IX and the guarantees and other obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such Obligation as though such application by such Beneficiary had not been made. The provisions of this Section 9.03(b) shall survive and remain in full force and effect regardless of the repayment or prepayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(c) Release of Guarantee. If any Guarantor Subsidiary that becomes a party hereto pursuant to Section 5.04 is released from its guarantee of the due and punctual payment of the principal of, premium, if any, and interest on indebtedness under (i) each of the Existing Indentures (and each refinancing or replacement thereof) and (ii) each of the Existing Credit Agreements (and each refinancing or replacement thereof), in each case, other than as a result of any payment being made under such guarantee, then, upon the request of the Parent, the Borrower or such Guarantor Subsidiary for the release of such Guarantor Subsidiary from its guarantee and other obligations under this Agreement and provided that no Default has occurred and is continuing or would result from such release, such Guarantor Subsidiary shall be released from its guarantee and other obligations under this Agreement (and the Administrative Agent shall promptly execute such documents and instruments as the Parent, the Borrower or such Guarantor Subsidiary may reasonably request to evidence such release).

SECTION 9.04. Demand for Payment, Expenses and Interest.

(a) Demand for Payment. The Beneficiaries shall be entitled to make demand upon the Guarantors at any time during the continuance of an Event of Default and, upon any such demand, the Beneficiaries may treat all Obligations as due and payable and may forthwith collect from the Guarantors all Obligations. Each Guarantor shall make payment to or performance in favor of the Beneficiaries of all Obligations forthwith after demand therefor is made upon the Guarantors by the Beneficiaries as aforesaid.

(b) Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Parent, the Borrower or any other Subsidiary, as applicable, in respect of the Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of the Parent, the Borrower or such other Subsidiary or any moratorium affecting the payment of the Obligations, all such amounts that would otherwise be subject to acceleration shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Beneficiaries.

(c) Expenses. Each Guarantor, jointly and severally with each other Guarantor, shall pay to the Beneficiaries all reasonable and documented out-of-pocket costs and expenses, including all reasonable and documented legal fees and other expenses, incurred by the Beneficiaries from time to time in the enforcement, realization and collection of or in respect of its guarantee under this Article IX. All such amounts shall be payable by each Guarantor on demand by the Beneficiaries.

(d) Interest. Any payment obligation comprised in the Obligations guaranteed hereunder which is not paid when due hereunder shall bear interest, to the extent not already included in the Obligations, both before and after default or judgment, from the date of demand pursuant to Section 9.04(a) to the date of payment at the rate or rates provided in the relevant Loan Document for such Obligations or, in the event no such rate is provided for therein, at a rate per annum that is equal to the rate set forth in Section 2.08(b). Any other amounts payable pursuant hereto, including pursuant to Section 9.04(c), which are not paid when due hereunder shall bear interest, both before and after default or judgment, from the date of demand pursuant to Section 9.04(a) to the date of payment or reimbursement thereof by the Guarantors at a rate per annum that is equal to the rate set forth in Section 2.08(b). All such interest shall accrue daily and shall be payable by the Guarantors on demand by the Beneficiaries.

SECTION 9.05. Contribution; Subrogation.

(a) Contribution. Each Guarantor (a “Contributing Party”) agrees (subject to Section 9.05(b)) that, in the event that a payment shall be made by any other Guarantor hereunder in respect of any Obligation or that assets of any other Guarantor shall be sold pursuant to any Loan Document to satisfy in whole or in part any Obligations, such Contributing Party shall indemnify the such other Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the Effective Date and the denominator shall be the aggregate net worth of all the Contributing Parties on the Effective Date (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 5.04, the date of the Guarantor Subsidiary Joinder executed and delivered by such Contributing Party).

(b) Subrogation.

(i) Until all Obligations have been irrevocably paid in full and in cash, the Guarantors shall have no right of subrogation to, and each Guarantor waives to the fullest extent permitted by Applicable Law, any right to enforce any remedy which the Beneficiaries now have or may hereafter have against the Parent, the Borrower or any other Subsidiary, as applicable, in respect of the Obligations, and until such time, each Guarantor waives any benefit of, and any right to participate in, any security, now or hereafter held by the Beneficiaries for the Obligations.

(ii) If (A) any Guarantor performs or makes payment to the Beneficiaries of all amounts owing by such Guarantor under this Article IX and (B) the Obligations are performed and irrevocably paid in full and in cash, then the Beneficiaries will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to such Guarantor of the Beneficiaries’ interest in the Obligations and any security held therefor resulting from such performance or payment by such Guarantor.

SECTION 9.06. General.

(a) Waiver of Notices. Each Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to the guarantee set forth under this Article IX and the obligations guaranteed hereunder, except for the demand pursuant to Section 9.04(a).

(b) Benefit of this Guarantee. The guarantee set forth under this Article IX is in addition and without prejudice to any other guarantees now or hereafter held by the Beneficiaries or any Person on behalf of the Beneficiaries and any other rights or remedies they might have.

(c) Currency. Each Guarantor shall make payment relative to each Obligation in the applicable Agreed Currency (the “original currency”) in which the Borrower is required to pay such Obligation. If such Guarantor makes payment relative to any Obligation to the Beneficiaries in a currency (the “other currency”) other than the original currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of the liability of such Guarantor hereunder in respect of such Obligation only to the extent of the amount of the original currency which the Beneficiaries are able to purchase with the amount of other currency they receive on the date of receipt in accordance with normal practice. If the amount of the original currency which the Beneficiaries are able to purchase is less than the amount of such currency originally due in respect of the relevant Obligation, such Guarantor shall indemnify and hold the Beneficiaries harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Article IX, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Beneficiaries and shall continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order. A certificate of a Beneficiary as to any such loss or damage shall constitute prima facie evidence thereof, in the absence of manifest error.

(d) Time of Essence. Time is of the essence with respect to the performance of the obligations of the Guarantor Subsidiaries under this Article IX and the time of such performance may be strictly enforced by the Beneficiaries.

(e) Financial Condition of the Borrower and the Guarantors. Each Guarantor is fully aware of the financial condition of the Borrower and each of the other Guarantors and acknowledges that it shall receive a benefit from the Beneficiaries entering into the Loan Documents to which the Beneficiaries are a party. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each of the Guarantors’ financial condition and assets, and of all other circumstances bearing upon the risk of non-payment or non-performance of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries shall not have a duty to advise the Guarantors of information known to any of them regarding such circumstances or risks.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OVINTIV CANADA ULC, as the Borrower

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: President

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC OVINTIV INC., as the Parent

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice President & Chief Financial Officer

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender and as the Administrative Agent,

By:	/s/ Jeffrey Coleman
Name: Jeffrey Coleman
Title: Executive Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Morgan Stanley Bank, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Ryan Shea
Name: Ryan Shea
Title: Executive Director

By:	/s/ Lorenzo Chiarastella
Name: Lorenzo Chiarastella
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Citibank, N.A., Canadian Branch

By:	/s/ Daljeet Lamba
Name: Daljeet Lamba
Title: Authorized Signatory

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Royal Bank of Canada

By:	/s/ Michael Gaudet
Name: Michael Gaudet
Title: Authorized Signatory

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: THE TORONTO-DOMINION BANK

By:	/s/ Cathy McGee
Name: Cathy McGee
Title: Director

For any Lender requiring a second signature block:

By:	/s/ Anil Nayak
Name: Anil Nayak
Title: Managing Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Bank of America, N.A., Canada Branch

By:	/s/ Salman Samar
Name: Salman Samar
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Bank of Montreal

By:	/s/ Morgan Driscoll
Name: Morgan Driscoll
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: NATIONAL BANK OF CANADA

By:	/s/ James Dexter
Name: James Dexter
Title: Authorized Signatory

By:	/s/ Chuck Warnica
Name: Chuck Warnica
Title: Authorized Signatory

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: PNC BANK CANADA BRANCH

By:	/s/ Cameron Ruff
Name: Cameron Ruff
Title: Senior Vice President

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: The Bank of Nova Scotia

By:	/s/ Michael Linder
Name: Michael Linder
Title: Managing Director

For any Lender requiring a second signature block:

By:	/s/ Claire Bergh
Name: Claire Bergh
Title: Associate Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Wells Fargo Bank, N.A.

By:	/s/ Zachary Kramer
Name: Zachary Kramer
Title: Executive Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Agricultural Bank of China, New York Branch

By:	/s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate Banking Department

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: China Construction Bank Toronto Branch

By:	/s/ Lan Xia
Name: Lan Xia
Title: Deputy General Manager

For any Lender requiring a second signature block:

By:	/s/ Ziqing Zou (Eddie)
Name: Ziqing Zou (Eddie)
Title: Head of Corporate Banking

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Mizuho Bank, Ltd., Canada Branch

By:	/s/ James K.G. Campbell
Name: James K.G. Campbell
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: MUFG Bank, Ltd., Canada Branch

By:	/s/ Craig Gardner
Name: Craig Gardner
Title: President

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: TRUIST BANK

By:	/s/ Michael Harvey
Name: Michael Harvey
Title: Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: ATB Financial

By:	/s/ Matthew Littlejohn
Name: Matthew Littlejohn
Title: Director

For any Lender requiring a second signature block:

By:	/s/ Ebba Jantz
Name: Ebba Jantz
Title: Managing Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Bank of China, Toronto Branch

By:	/s/ Paul Galbraith
Name: Paul Galbraith
Title: Managing Director, Head of Corporate and Institutional Banking

For any Lender requiring a second signature block:

By:	/s/ Gordon Sun
Name: Gordon Sun
Title: Corporate Banking Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: Fédération des caisses Desjardins du Québec

By:	/s/ Oliver Sumugod
Name: Oliver Sumugod
Title: Managing Director

For any Lender requiring a second signature block:

By:	/s/ Matt van Remmen
Name: Matt van Remmen
Title: Managing Director

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]

LENDER SIGNATURE PAGE TO TWO-YEAR TERM CREDIT AGREEMENT OF OVINTIV CANADA ULC Name of Institution: SUMITOMO MITSUI BANKING CORPORATION, CANADA BRANCH

By:	/s/ John T. Hunt
Name: John T. Hunt
Title: Managing Director, Head of Canadian Corporate Banking

[Ovintiv Canada ULC Two-Year Term Credit Agreement Signature Page]